As filed with the Securities and Exchange Commission on July __, 2003

                                             Commission File No. 333-103212

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                AMENDMENT NO. 1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                          L.A.M. PHARMACEUTICAL, CORP.
               (Exact name of registrant as specified in charter)

      Delaware                         2834                      52-2278236
(State or other jurisdiction   (Primary Standard Classi-       (IRS Employer
of incorporation)               fication Code Number)           I.D. Number)

                                755 Center Street
                            Lewiston, New York 14092
                        (877) 526-7717 or (716) 754-2002
         (Address and telephone number of principal executive offices)

                  755 Center Street, Lewiston, New York, 14092
                        (877) 526-7717 or (716)754-2002
(Address of principal place of business or intended principal place of business)

                                Joseph T. Slechta
                  800 Sheppard Avenue West, Commercial Unit 1,
                        Toronto, Ontario, Canada M3H 6B4
                        (877) 526-7717 or (416) 633-7047
           (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate     Amount of
   to be                to be        Price Per     Offering    Registration
Registered            Registered     Share (1)      Price          Fee
----------            ----------     ---------     --------    ------------

Common stock (2)    1,742,242          $0.17        $296,181           $28

------------------------------------------------------------------------------
Total
------------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457 (c).
(2) Shares of common stock offered by selling stockholders.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          L.A.M. PHARMACEUTICAL, CORP.

                                  Common Stock
                        1,742,242 shares of common stock

     By means of this prospectus several shareholders of L.A.M. Pharmaceutical Corp. are offering to sell up to 1,742,242 shares of common stock which they own or which they may at a later date acquire upon the exercise of options or warrants.

      L.A.M. will not receive any proceeds from the sale of the common stock by the selling stockholders. L.A.M. will pay for the expenses of this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6 of this prospectus

      L.A.M.'s common stock is quoted on the OTC Bulletin Board under the symbol "LAMP." On July 15, 2003 the closing bid price for one share of L.A.M.'s common stock was $0.17.











                   The date of this prospectus is July __, 2003

                               PROSPECTUS SUMMARY

      L.A.M, Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC ("LAM") for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

      L.A.M. is the owner of a proprietary wound healing and transdermal drug delivery technology that involves the use of an original L.A.M. Ionic Polymer Matrix technology (L.A.M. IPM(TM)) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The L.A.M. IPM(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and a faster onset of therapeutic activity.

      L.A.M.'s corporate objective is to develop, market and license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the patented L.A.M. Ionic Polymer Matrix(TM) technology. L.A.M. intends to seek out corporate alliances and co-marketing partnerships where other drugs and topical products can be enhanced by L.A.M. IPM(TM) technology.

      On April 15, 2002, L.A.M. obtained approval from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). Commercial sales of this product began in August 2002.

      All of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of L.A.M. IPM Wound Gel(TM) or other products.

      L.A.M.'s executive offices are located 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (416) 633-2363

      L.A.M.'s Head Office and Laboratory is located at 755 Center Street, Lewiston, New York. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (716) 754-2043.

The Offering

     By means of this prospectus several shareholders of L.A.M. Pharmaceutical Corp. are offering to sell up to 1,742,242 shares of common stock which they own or which they may at a later date acquire upon the exercise of options or warrants. In this prospectus L.A.M. refers to these persons as the selling shareholders.

      As of June 30, 2003, L.A.M. had 29,583,146 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible notes previously issued by L.A.M. See "Comparative Share Data".

      L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

      OTC Bulletin Board Symbol: LAMP

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:

Income Statement Data:     Three Months
                           Ended March 31,    Year Ended          Year Ended
                               2003        December 31, 2002  December 31, 2001
                           -------------   -----------------  -----------------

Sales                           30,844      $     40,160   $              --
Licensing Revenue                   --                --             300,000
Operating Expenses            (398,213)       (3,530,273)         (2,060,480)
Financial Accounting Expenses   49,662        (2,809,104)         (6,683,492)
Provision for Arbitration
         Settlement           (600,000)               --                  --
Interest Income                     --                --              45,212
                     ----------------- -----------------      --------------
Net Loss                     $(917,707)      $(6,299,217)        $(8,398,760)
                             ==========      ============        ============

Balance Sheet Data:
                            March 31, 2003  December 31, 2002  December 31, 2001

Current Assets                    670,915     $   780,628         $158,811
Total Assets                    1,354,245       1,452,217          769,318
Current Liabilities             1,897,260       1,537,164          601,999
Total Liabilities               2,268,657       1,908,561        1,657,396
Working Capital (Deficiency)   (1,226,345)       (756,536)        (443,188)
Stockholders' Equity (Deficit)   (914,412)       (456,344)        (888,078)

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on L.A.M.'s beliefs as well as assumptions made by and information currently available to L.A.M. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors, which could cause actual results to differ materially, are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

      Although L.A.M received approval for L.A.M. IPM Wound Gel(TM) in April 2002, there is no guarantee that L.A.M. will receive regulatory approval for its other products. Failure to obtain regulatory approvals for its other products will prevent L.A.M. from marketing them and may significantly and adversely affect its future financial performance. The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval, including a review of the manufacturing processes and facilities used to produce drug delivery products, is required before these products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

      With the exception of L.A.M. IPM Wound Gel(TM), L.A.M.'s other products have not been approved by the FDA or any foreign authority. L.A.M does not expect to be profitable until significant revenues are generated from sales of

L.A.M. IPM Wound Gel(TM), or unless and until its drug delivery products now under development receive FDA or foreign regulatory approval and are commercialized successfully. In order to obtain FDA approval of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that additional approvals will be granted to L.A.M. on a timely basis, or at all.

      In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of L.A.M. to market its other products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.

      If sales of L.A.M. IPM Wound Gel(TM) do not meet expectations, or cost estimates for clinical trials and research of L.A.M.'s other products are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the future sales of L.A.M. IPM Wound Gel(TM) may be substantially higher than the actual revenues from this product, and its estimates of the costs associated with future clinical trials and research may each be substantially lower than the actual costs of these activities. If L.A.M.'s revenue or cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

    There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

    L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M. The scope and validity of such patents, if any, are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

      L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of March 31, 2003 L.A.M.'s accumulated deficit was approximately $(25,430,989). L.A.M. expects to incur additional losses during the forseeable future. No assurance can be given that the launch of L.A.M. IPM Wound Gel(TM) will be successful, or that L.A.M.'s other product development efforts will be completed, that regulatory approvals will be obtained, that they will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

      If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product.

      This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock.

      As of June 30, 2003, L.A.M had 29,583,146 outstanding shares of common stock. As of June 30, 2003, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to purchase approximately 17,550,512 additional shares of L.A.M.'s common stock. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See " Comparative Share Data".

      The issuance or even the potential issuance of shares upon the exercise of warrants or options, or upon the conversion of promissory notes, or in connection with any other financing will have a dilutive impact on L.A.M.'s other stockholders and could have a negative effect on the market price of L.A.M.'s common stock.

      As L.A.M. issues shares of its common stock as a result of the exercise of options or warrants or upon the conversion of promissory notes, the price of L.A.M.'s common stock may decrease due to the additional shares in the market. Any decline in the price of L.A.M.'s common stock may encourage short sales, which could place further downward pressure on the price of L.A.M.'s common stock.

There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue.

      L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

                                                       Number of        Note
                                                        Shares       Reference

Shares offered by this prospectus by the selling
shareholders:                                          1,742,242          A

      As of June 30, 2003, L.A.M. had 29,583,146 outstanding shares of common stock. The number of shares outstanding as of June 30, 2003 excludes shares which may be issued upon the conversion of promissory notes or the exercise of options and warrants issued by L.A.M. See the table below for further information.

      The issuance of additional shares and the eligibility of issued shares for resale will dilute L.A.M.'s common stock and may lower the price of L.A.M.'s common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of L.A.M.'s common stock. Net tangible book value is calculated by dividing L.A.M.'s total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock. The actual dilution to investors in this offering will depend on the price which they pay for the shares.

Other Shares Which May Be Issued:

      The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the conversion of promissory notes or the exercise of outstanding options or warrants:
                                                       Number of       Note
                                                         Shares     Reference

   Shares issuable upon conversion of promissory notes   545,578         B

   Shares issuable upon exercise of Series A, B, C
   and D warrants held by selling shareholders         3,468,340         B

   Shares issuable upon exercise of options and       12,598,121         C
   warrants granted to L.A.M.'s officers, directors, employees, private investors, and financial consultants.

   Shares issuable upon the exercise of warrants
   which were issued as part of the Equity Line
   of Credit                                             938,473         D

   Shares which may be issued to investor relations
   firm                                                  Unknown         E

A. See the section of this prospectus entitled "Selling Shareholders" for information concerning the names of the selling shareholders and the shares, options and warrants held by the selling shareholders.

B. In November 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005. At the holder's option the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The initial Conversion Price is $0.29.

      As of June 30, 2003 notes in the principal amount of $539,600 had been converted into 1,835,374 shares of L.A.M.'s common stock. L.A.M. would be required to issue an additional 545,578 shares of common stock if all remaining notes were converted on June 30, 2003.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series A warrants, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      See "Description of Securities" for more information concerning the convertible notes and the Series A, B, C and D warrants.

C. Options and warrants are exercisable at prices between $0.58 and $4.00 per share and expire between September 2003 and June 2011.

D. On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility.

      On July 22, 2002 the Company terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, the Company repriced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. The warrants may be exercised at any time prior to January 24, 2004. Prior to the termination of the equity line of credit L.A.M. had received net proceeds of $971,000 from the sale of 1,053,177 shares of common stock under the equity line.

E. An investor relations firm formerly used by L.A.M. filed a claim against L.A.M. with the American Arbitration Association alleging that L.A.M. failed to pay the investor relations firm in accordance with the terms of an agreement between the parties. A hearing was held on March 26, 2003 before an arbitrator from the American Arbitration Association relating to the claim of the investor relations firm. In May 2003, L.A.M. learned that the arbitrator awarded damages in the amount of approximately $600,000 to the investor relations firm. The investor relations firm has since contacted L.A.M. indicating that it would like to reach a negotiated settlement that would not result in any damage to L.A.M.'s prospects. L.A.M. believes that a settlement may be made through the issuance of shares of its common stock rather than a cash payment.

      Substantially all of the shares issuable upon the exercise of options and warrants, and which are referred to in Notes B, C and D have been, or will be, registered for public sale by means of separate registration statements which have been, or will be, filed with the Securities and Exchange Commission.

                            Market for Common STOCK.

      As of June 30, 2003, there were approximately 137 record owners of L.A.M.'s common stock. L.A.M.'s common stock is traded on the OTC Bulletin Board under the symbol "LAMP". Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. L.A.M.'s common stock began trading in August 1999.

            Quarter Ending              High           Low

                9/30/99                $ 1.38          $0.60
               12/31/99                $ 4.00          $0.88

                3/31/00                $10.00          $4.00
                6/30/00                $ 9.25          $4.75
               12/31/00                 $4.75          $2.62

                3/31/01                 $6.06          $1.72
                6/30/01                 $2.75          $0.75
                9/30/01                 $0.95          $0.58
               12/31/01                 $0.76          $0.51

                3/31/02                 $0.99          $0.46
                6/30/02                 $2.50          $0.69
                9/30/02                 $0.88          $0.45
               12/31/02                 $0.54          $0.27
               03/31/03                 $0.34          $0.19
               06/30/03                 $0.24          $0.08

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. L.A.M. has not paid any dividends does not have any current plans to pay any dividends.

                      Management's discussion and Analysis
                              AND plan of operation

      The following sets forth certain financial data with respect to L.A.M. and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Summary Financial Data

     With the exception of its L.A.M. IPM Wound Gel(TM), all of L.A.M.'s products are in the development stage. As of March 31, 2003 L.A.M. has generated limited revenues from the sale of its L.A.M. IPM Wound Gel(TM).

Results of Operations:

Income Statement Data:      Three Months
                               Ended          Year Ended         Year Ended
                           March 31, 2003  December 31, 2002   December 31, 2001
                           --------------  -----------------   -----------------


Sales                         $    30,844      $     40,160   $              --
Licensing Revenue                      --                --             300,000
Operating Expenses               (398,213)       (3,530,273)         (2,060,480)
Financial Accounting Expenses      49,662        (2,809,104)         (6,683,492)
Provision for Arbitration
  Settlement                     (600,000)               --                  --
Interest Income                        --                --              45,212
                        ----------------- -----------------       -------------
Net Loss                        $(917,707)      $(6,299,217)        $(8,398,760)
                               ==========      ============        ============

Balance Sheet Data:
                           March 31, 2003   December 31, 2002  December 31, 2001

Current Assets                 670,915       $   780,628            $158,811
Total Assets                 1,354,245         1,452,217             769,318
Current Liabilities          1,897,260         1,537,164             601,999
Total Liabilities            2,268,657         1,908,561           1,657,396
Working Capital
 (Deficiency)               (1,226,345)         (756,536)           (443,188)
Stockholders' Equity
 (Deficit)                    (914,412)         (456,344)           (888,078)


Results of Operations

Three months ended March 31, 2003 compared to three months ended March 31, 2002

Net Sales

      In August 2002, L.A.M. commenced commercial sales of its L.A.M. IPM Wound Gel(TM). The Company is at an early stage of its sales and marketing efforts and accordingly revenues to date are limited. Revenue during the quarter ended March 31, 2003 was $30,000 compared to $18,000 recorded in the prior quarter. During the three months ended March 31, 2003, L.A.M. retained two external sales and marketing organizations, Pharm Force and SRI, to accelerate the sales and marketing efforts. Product familiarization and training was completed late in the quarter and L.A.M. expects that these organizations will have a significant positive effect on L.A.M.'s revenue over the next few quarters.

Research and Development Expense

      Research and development expenses for the three months ended March 31, 2003 decreased 36% to $79,000 from $125,000 for the three months ended March 31, 2002. The decrease is due to costs incurred in 2002 to obtain regulatory approval (now received) for L.A.M. IPM Wound Gel(TM) that did not recur in 2003. Research and development expenses tend to fluctuate from period to period depending on the status and timing of the individual projects in process.

General and Administrative Expenses

      General and administrative expenses for the three months ended March 31, 2003 decreased 26% to $160,000 from $216,000 for the three months ended March 31, 2002. The decrease is partially due to the non-recurrence of the Investor relations costs incurred as a result of the exceptional level of activity during the first quarter of 2002. In addition, there was a reduction in financial banking and consulting expenses and a reduction in executive salaries due to reduced headcount. This was partially offset by increased costs of insurance and other expenses.

      The primary components of general and administrative expenses for the three months ended March 31, 2003 and 2002 were as follows:

                                             2003          2002
                                       ---------------------------

Officers' salaries                      $    9,375    $   40,250
Employee salaries and benefits              28,332        23,819
Investor Relations                          16,578        47,903
Financial banking and consulting                 -        27,620
Legal and auditing (including SEC filings)  46,008       47,048
Insurance                                   15,479         2,907
Other expenses                              44,225        26,208
                                            ------        ------
             Total                       $ 159,997     $ 215,755
                                         =========     =========

Interest Expense

      Interest expense for the three months ended March 31, 2003 decreased 78% to $2,000 from $11,000 for three months ended March 31, 2002 following the partial repayment of loans received from Stockholders.

Share and Option Grants

      L.A.M. is required to recognize non-cash expenses which represent the deemed fair value of grants of stock options and of stock for services, calculated in accordance with US generally accepted accounting principles. These deemed non-cash costs, which are accounted for by correspondingly increasing L.A.M.'s paid in capital, totaled $(69,000) for the three months ended March 31, 2003 as compared to $949,000 during the three months ended March 31, 2002.

      The reduction in expense during the first quarter of 2003 was attributable to the successful renegotiation of a contract by L.A.M. and a third party. The renegotiation resulted in a reduction in the number of common shares to be issued to the third party.

      The majority of these costs were attributable to options granted to a director for services performed, and to the repricing and extension of a number of existing options.

Other Expenses

      As previously disclosed in L.A.M.'s Form 10-KSB filed on April 1, 2003, a hearing was held on March 26, 2003 before an arbitrator with the American Arbitration Association relating to an alleged breach of the terms of an agreement between L.A.M. and an investor relations firm formerly used by L.A.M. In May 2003, L.A.M. learned that the American Arbitration Association awarded damages in the amount of approximately $600,000 to the investor relations firm. The arbitration decision did not specify a due date for the award. The investor relations company has contacted L.A.M. indicating that they would like to reach a negotiated settlement that would not result in any damage to L.A.M.'s prospects. We believe that the settlement may be made through the issuance of shares rather than a cash payment or possibly a reduced amount of cash and or shares. In addition, payment may be delayed to a future date or may be structured to occur over time. At present, the outcome of this settlement is not determinable and accordingly L.A.M. has accrued the entire amount as an expense and liability in the financial statements for the quarter ended March 31, 2003.

Year Ended December 31, 2002 compared with Year Ended December 31, 2001

Sales

     During the year ended December 31, 2002, L.A.M. commenced commercial sales of its L.A.M. IPM Wound Gel(TM). Revenue for the sale of the product is recorded when the revenue is realized or realizable and earned.

Licensing Revenue

      During the year ended December 31, 2001, licensing revenue of $300,000 was received from Ixora Bio-Medical Co. Inc. ("Ixora") under the terms of their license agreement related to L.A.M.'s sexual dysfunction products. See Item 1 of this report for further information concerning L.A.M.'s agreement with Ixora.

Interest Expense

      Interest expense for the year ended December 31, 2002 decreased 91% to $20,000 from $233,000 for the year ended December 31, 2001 due to the conversion of all remaining debentures during 2001.

General and Administrative Expenses

      General and administrative expenses for the year ended December 31, 2002 increased 43% to $1,972,000 from $1,379,000 for the year ended December 31, 2001. The increase included costs attributable to the write off of the option receivable as described in Note H to the financial statements; increased costs of regulatory filings in respect of past and present options, note conversions, share grants for services and quarterly and yearly filings as required by the Securities and Exchange Commission; and costs attributable to the increase in insurance costs due to the launch of the L.A.M. IPM Wound Gel (TM). The increase was offset by the decrease in investor relations due to the non-recurrence of the exceptional level of activity in the previous year and the decrease in costs incurred in 2001 to arrange the equity line of credit which did not recur in 2002.

        The primary components of general and administrative expenses for the years ended December 31, 2002 and 2001 were as follows:

                                              2002           2001
                                              ----           ----

Officers' salaries                       $    74,125   $   149,612
Employee salaries and benefits               127,787       123,113
Investor Relations                           265,819       337,680
Commissions and other costs in
    connection with financings                83,070       138,863
Financial Banking and Consulting             194,200       197,333
Legal and Auditing (including SEC filings)   327,945     276,415
Insurance                                    130,882        38,745
Write off of receivable                      627,000            --
Other Expenses                               141,501       117,030
                                       -------------  ------------
             Total                       $ 1,972,329   $ 1,378,791
                                         ===========   ===========

Marketing and Business Development Expense

      Marketing and business development expense for the year ended December 31, 2002 increased 383% to $975,000 from $202,000 for the year ended December 31, 2001. The increase reflects the build up of marketing management and resources and promotional activity in preparation for the commercial sales of L.A.M. IPM Wound Gel(TM) and the introduction of the product to markets outside of the U.S.

Research and Development Expense

      Research and development expenses for the year ended December 31, 2002 increased 19% to $573,000 from $480,000 for the year ended December 31, 2001. The increase includes the scale up in production of L.A.M. IPM Wound Gel(TM) to commercial batch quantities.

Share and Option Grants

      L.A.M. is required to recognize non-cash expenses which represent the deemed fair value of grants of stock options and of stock for services, calculated in accordance with US generally accepted accounting principles. These deemed non-cash costs, which are accounted for by correspondingly increasing L.A.M.'s paid in capital, decreased to $2,468,000 for the year ended December 31, 2002 compared with $4,266,000 for the year ended December 31, 2001. The non-cash expenses included costs attributed to options and shares granted to consultants and directors for services performed and in recognition of their additional efforts now required to bring L.A.M.'s first product to market; to options granted in connection with the related strengthening of the management team; and to other investors for their investment support.

Conversion Premium

      During the years ended December 31, 2002 and 2001, conversion premiums of $205,000 and $1,058,000 respectively were charged to expense.

      The charge in 2002 related to the sale of convertible notes during that year, and represented the difference between the deemed fair value of L.A.M.'s common stock and the conversion price of the convertible notes sold.

      The charge in 2001 represented the deemed fair value of the enhanced terms granted in August of that year to note holders who agreed to convert their outstanding notes during the year.

      The conversion premiums did not require the use of cash.

Warrants Issued

      The expense of $56,000 for the year ended December 31, 2002 represents the fair value of the warrants issued to the Convertible Note holders and the placement agent in connection with the issuance of the Convertible Notes.

      The expense of $1,100,000 for the year ended December 31, 2001 represents the fair value of the warrants issued to Hockbury Limited in connection with the equity line of credit and the warrants issued to GKN Securities as placement agent for the equity line.

Liquidity and Sources of Capital

Three Months Ended March 31, 2003

      L.A.M.'s cash and cash equivalents as of March 31, 2003 were approximately $118,000 compared with approximately $210,000 at December 31, 2002. Working capital deficiency increased from approximately $ (756,536) as of December 31, 2002 to $ (1,226,345) as of March 31, 2003 primarily as a result of the accrual of $600,000 related to the arbitration settlement.

      L.A.M.'s operations used approximately $219,000 in cash during the three months ended March 31, 2003 compared to $681,000 used in the same period in the prior year. During the current year, changes in L.A.M.'s working capital balances resulted in a source of cash in the amount of $749,000 compared to a use of cash of $178,000 in the same period in the prior year. Reduced operating expenses and increased revenue contributed to the remainder of the change in cash requirements for the three months ended March 31, 2003 compared to the same period in the prior year.

      During this period L.A.M. also spent $29,000 for patents, trademarks, and equipment purchases.

      Sources of cash during the three months ended March 31, 2003 came principally from proceeds from the exercise of stock options amounting to $16,000, advances from Stockholders amounting to $139,000 and collection of receivables from sales.

Year Ended December 31, 2002

      L.A.M.'s primary source of liquidity as of December 31, 2002 is cash and cash equivalents of $210,000. Working capital decreased from approximately $(443,000) as of December 31, 2001 to $(757,000) as of December 31, 2002.

      L.A.M.'s operations and an increase in accounts receivable and inventory used approximately $3,241,000 in cash during the year ended December 31, 2002. This was offset by an increase in accounts payable and accrued expenses in the amount of $548,000, which provided cash.

      During this period L.A.M. also spent $122,000 for patents, trademarks, and equipment purchases.

      Cash required during the year ended December 31, 2002 came principally from the exercise of stock options amounting to $1,750,000, proceeds from the sale of shares under the equity line of credit agreement amounting to $487,000 and proceeds from the sales of Convertible Notes in the amount of $700,000.

      On January 24, 2001, L.A.M. entered into an equity line of credit agreement, or equity drawdown facility, with Hockbury Limited in order to establish a source of funding for the development of L.A.M.'s technology. As of

July 22, 2002, L.A.M. had sold 1,053,177 shares of common stock and received $971,000 in net proceeds under the equity line of credit agreement.

      On July 22, 2002 L.A.M. terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, L.A.M. repriced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. This re-pricing had no effect on the operations for the year ended December 31, 2002. The warrants may be exercised at any time prior to January 24, 2004.

      See Note H to the financial statements included as part of this report for information concerning the settlement of receivables owed to L.A.M. by a former officer of L.A.M.

      On November 1, 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. See Note J to the financial statements included as part of this report for information concerning this transaction.

Year Ended December 31, 2001

      L.A.M.'s operations and an increase in inventories used approximately $1,713,000 in cash during the year ended December 31, 2001. This was offset by a decrease in notes receivable and an increase in accounts payable and accrued expenses in the amount of $256,000, which provided cash.

      During this period L.A.M. also spent $282,000 for patents, trademarks, and equipment purchases.

      Cash required during the year ended December 31, 2001 came from the use of existing cash, the exercise of stock options amounting to $112,000 and proceeds from the sale of shares under the Equity Line of Credit Agreement amounting to $484,000.

Plan of Operation

During the twelve months ending June 30, 2004, L.A.M. will:

o Continue the ongoing process of expanding its US sales channels for the L.A.M. IPM Wound Gel(TM).

o Ensure sustained sales ramp up through the effective targeting of the defined wound healing markets - wound care, home care, nursing homes and podiatry.

o     Seek and identify additional market segments for L.A.M. IPM Wound Gel(TM).

o Continue to develop and commercialize new derivatives of the L.A.M. IPM Wound Gel(TM).

o     Commence commercial sales of its L.A.M. IPM Wound Gel(TM)in Mexico

o Complete the regulatory approval process for its L.A.M. IPM Wound Gel(TM) in China and establish initial sales channels in the region.

o Pursue and establish sales representations in other international locations, namely other Far East countries.

o Seek a European distribution partner and commence the European regulatory approval process for the Gel.

o Continue the development of other products based on L.A.M.'s proprietary and patented Ionic Polymer Matrix(TM) technology, including motion sickness, and skin care.

o Continue to seek strategic relationships with international pharmaceutical companies that will enable L.A.M. to accelerate the commercial application of its Ionic Polymer Matrix(TM) based technology.

      During this period, L.A.M. expects that it will spend between $600,000 and $800,000 on research, development, and clinical studies relating to the L.A.M. Ionic Polymer Matrix(TM) technology, and $900,000 to $1,100,000 on marketing and business development, in particular in respect to its L.A.M. IPM Wound Gel(TM). L.A.M. plans to use its existing financial resources as well as revenue streams from the sale of its L.A.M. IPM Wound Gel(TM) to fund its capital requirements during this period. It should be noted that substantial funds may be needed for more extensive research and clinical studies before L.A.M. will be able to sell other products on a commercial basis.

      An investor relations firm formerly used by L.A.M. filed a claim against L.A.M. with the American Arbitration Association alleging that L.A.M. failed to pay the investor relations firm in accordance with the terms of an agreement between the parties. A hearing was held on March 26, 2003 before an arbitrator from the American Arbitration Association relating to the claim of the investor relations firm. In May 2003, L.A.M. learned that the arbitrator awarded damages in the amount of approximately $600,000 to the investor relations firm. The investor relations firm has since contacted L.A.M. indicating that it would like to reach a negotiated settlement that would not result in any damage to L.A.M.'s prospects. L.A.M. believes that a settlement may be made through the issuance of shares of its common stock rather than a cash payment. L.A.M. has accrued the arbitration award as an expense and liability in its financial statements for the quarter ended March 31, 2003.

      Other than funding requirements relating to the marketing of its IPM Wound Gel(TM), for its research and development activities in respect of its L.A.M. Ionic Polymer Matrix(TM) technology and for general operating losses, L.A.M. does not have any material capital commitments.

      Due to the previous lack of any significant revenues, to date L.A.M. has relied upon proceeds from the public and private sale of its common stock and convertible debentures to meet its funding requirements. Funds raised by L.A.M. have been expended primarily in connection with research, development, clinical studies and administrative costs. Until significant revenues commence from the commercial sale of its products, L.A.M. will be required to fund its operations through the sale of securities, debt financing or other arrangements. However, there can be no assurance that such financing will be available or be available on favorable terms.

                                    BUSINESS

      L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

      L.A.M. is the owner of a proprietary wound healing and transdermal drug delivery technology that involves the use of an original L.A.M. Ionic Polymer Matrix technology (L.A.M. IPM(TM)) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The L.A.M. IPM(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and a faster onset of therapeutic activity.

      L.A.M.'s corporate objective is to develop, market and license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the patented L.A.M. Ionic Polymer Matrix(TM) technology. L.A.M. intends to seek out corporate alliances and co-marketing partnerships where other drugs and topical products can be enhanced by L.A.M. IPM(TM) technology.

      On April 15, 2002, L.A.M. obtained approval from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). Commercial sales of the product began in August 2002.

      All of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of L.A.M. IPM Wound Gel(TM) or other products.

      In order to fully understand and appreciate the significance and effectiveness of L.A.M.'s drug delivery technology it is important to understand how various drug-based formulations are applied to the skin and the ways that substances applied to the skin are absorbed by the skin and other structures of the body.

      For many years, lotions, creams, suspensions and solutions of various natural (herbal) and therapeutic (drug) substances have been applied to the skin. When it comes to treating pain, sexual dysfunction and other disease states which emanate from structures of the body below the skin, topical therapy is not effective unless the therapeutic agent can penetrate the outer layer of the skin (stratum corneum) which acts as a protective barrier. This layer consists of numerous dead cells and cells in transition, which collectively forms an effective barrier to penetration of substances, such as bacteria, in the air or in water. Thus the stratum corneum plays an important role in protecting the body from invasion by harmful substances.

      It is this same protective role which has posed a major challenge over the years regarding devising a mechanism that can effectively penetrate the stratum corneum for the purpose of delivering therapeutic substances to structures deep within the body.

      In 1994, L.A.M.'s scientists discovered that certain molecules called polymers were found to possess strong electrical charges which, when combined with other polymers of a specific electrical charge, are able to effectively penetrate the outer layers of the skin. In addition, these molecules are able to attach or surround other molecules such as therapeutic drug molecules and carry them within a matrix through the outer layers of the skin into the deeper structures below. L.A.M.'s scientists recognized that these discoveries would be of great significance to the delivery of therapeutic agents. This phenomenon, which is the basis for the L.A.M. Ionic Polymer Matrix(TM) (L.A.M. IPM(TM)) delivery system, is covered by thirteen U.S. patents which are owned by L.A.M.

      The L.A.M. Ionic Polymer Matrix(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and faster onset of therapeutic activity.

      L.A.M.'s products are regulated in the United States by the FDA. L.A.M's first product, L.A.M. IPM Wound Gel(TM) falls into the hydrogel and burn dressing group as defined by the FDA, and is therefore considered a Class I device (pursuant to FDA ruling of November 4, 1999). Class I devices are subject to "general controls". This is the lowest level of FDA control that focuses on basic factors such as quality regulation.

      L.A.M. is of the opinion that other products which it is developing will be classified as cosmetics, OTC drugs, or new drugs. Products classified as cosmetics or OTC drugs may be marketed without FDA approval. New drugs that are not cosmetics and that are not considered an OTC drug must be approved by the FDA prior to marketing in the United States. Before human testing can begin with respect to a new drug in the United States preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      L.A.M. believes that its L.A.M. IPM(TM) technology, when used with prescription drugs, will be regulated as an unapproved new drug and will require approval by the FDA. Conversely, L.A.M.'s IPM technology, when used with a cosmetic or an OTC drug, could be marketed without FDA approval.

      Production scale up and manufacture of L.A.M.'s IPM Wound Gel(TM) has been contracted to an independent FDA approved manufacturer. Sales of L.A.M.'s IPM Wound Gel(TM) began in August 2002.

      L.A.M. has developed a comprehensive marketing strategy for L.A.M. IPM Wound Gel(TM) that covers direct sales to wound healing centers and other specialized medical practices, Internet sales, sales through contract sales organizations and licensing.

      L.A.M. is also evaluating a limited number of IPM/drug formulations that have shown promise during preliminary clinical investigation. L.A.M.'s preferred course for these formulations is to negotiate licensing agreements and/or joint ventures with larger pharmaceutical companies which have the financial resources to fund the research and/or clinical trials necessary to complete the development of L.A.M.'s products.

      If the results of the clinical trials involving these formulations are promising, L.A.M. may then be in a position to negotiate licenses which would generate sufficient revenue so as to allow L.A.M. to exploit the L.A.M. IPM(TM) technology using a variety of other drugs. It should be emphasized that a number of risks may be associated with this approach. While preliminary results have been promising, there is no certainty that the efficacy of the IPM/drug formulations currently being tested will be borne out in subsequent clinical trials. In addition, more clinical studies may be requested by a potential licensee before it is willing to enter into an agreement.

      L.A.M.'s objective is to raise sufficient capital to enable it to sustain ongoing research, marketing and administrative overhead as well as to enable it to undertake the work necessary to obtain FDA approval for new products, if required, and to license the products to third parties.

      The longer L.A.M. is able to fund development and the clinical trials for its products and thereby establish their efficacy, the greater their value will be to a potential licensee given the reduced risk of failure. Consequently, the longer L.A.M. retains sole ownership of the products the greater will be its bargaining position with prospective licensees and strategic alliance partners. Indeed, the industry places incrementally larger different values on drugs as they progress through the clinical trials required by the FDA.

      L.A.M. plans to market its products in any country where a suitable market exists and which has approved L.A.M.'s products for sale.

      At the present time L.A.M. is focusing its efforts on the following projects:

WOUND HEALING

      In mid-April 2002, L.A.M.'s 510(k) Pre-Marketing Notification submission (K020325) to the FDA for L.A.M. IPM Wound Gel(TM) was approved. This approval gives the Company the ability to market L.A.M. IPM Wound Gel(TM) as a Class 1 OTC device, while also acting as a platform to enable the Company to market the product internationally.

      L.A.M. IPM Wound Gel(TM) is designed to deliver high concentrations of sodium Hyaluronate to an ulcer bed, providing an optimal environment for wound healing. L.A.M. IPM Wound Gel(TM) takes full advantage of the proprietary L.A.M. Ionic Polymer Matrix(TM) technology to saturate an ulcer bed with the L.A.M. IPM(TM) active ingredient, hyaluronic acid, a highly purified derivative of sodium Hyaluronate, derived from avian sources.

      QST Consultations Ltd., an independent consulting firm based in Allendale, Michigan, reported very positive results of L.A.M.'s clinical trials in the treatment of hard to heal skin ulcers. By the end of the study, 47 of the 53 ulcers (89%) reported in the study, had healed within twenty-five weeks of applying L.A.M. IPM Wound Gel(TM). The mean time to healing was 12 weeks and the median time was 8.2 weeks.

      Because of poor circulation, diabetics are prone to the development of severe and hard to treat ulcers in the extremities, particularly in the area of the lower legs. Based on review of the data, L.A.M. has contracted DPT Laboratories in San Antonio, Texas to initially produce commercial quantity batches of L.A.M. IPM Wound Gel(TM). L.A.M. is expected to accelerate its wound-healing product for the purpose of slow healing diabetic ulcers, which have not responded to previous treatment.

      As a derivative of L.A.M. IPM Wound Gel(TM), L.A.M. is also developing a wound healing matrix designed to be used on incisions following surgical procedures. One of the most common post-surgical complications is the development of scar tissue, in tissue sutured or stapled following surgery. Adhesions often form and result in a painful condition, which sometimes requires surgical treatment. The availability of a product which could reduce such complications will reduce the cost of post-operative care significantly. L.A.M. believes its wound healing matrix has potential as an effective post-operative treatment for the prevention of adhesions and scar tissue following surgery.

SEXUAL DYSFUNCTION

      L.A.M.'s Personal Female Lubricant (Sexual Dysfunction) Matrix is a highly viscoelastic (lubricating) liquid incorporating proprietary L.A.M. IPM(TM) technology. The matrix provides enhanced lubrication while Vitamin B3 (Niacin), encapsulated in the technology, stimulates the tissues of the female genitalia.

Vitamin B3 has long been associated with a process known as "flushing", whereby the blood supply in the stimulated area is increased.

      The L.A.M. IPM(TM) - Personal Female Lubricant (Sexual Dysfunction) Matrix is designed primarily to address the problems of mature women who often experience post-menopausal problems that may inhibit their intimate relationships. Specifically, the matrix acts to either eliminate or at least substantially minimize post-menopausal symptoms including vaginal dryness, pain during intercourse and absence of feeling or sensation.

      L.A.M. IPM(TM) - Personal Female Lubricant (Sexual Dysfunction) Matrix is not classified as a drug. The product uses substances which have been approved by the regulatory authorities for many applications. Vitamin B3, for example, forms a part of B Complex taken orally as a daily supplement by millions of people worldwide. The phenomenon of flushing is not only harmless, but has been declared by several regulatory authorities as beneficial. Consequently, L.A.M. believes that FDA approvals are not required for this product. L.A.M. will ensure, however, that the matrix is manufactured to Good Manufacturing Standards and that the product is safe and performs to its specifications.

Licensing of Sexual Dysfunction Products

     In December 1997, L.A.M. granted an exclusive worldwide license to Ixora Bio-Medical Co. Inc. ("Ixora") for the marketing, sale and distribution of certain of its transdermal drugs for the treatment of sexual dysfunction. L.A.M. has received licensing payments of $500,000 from Ixora. Ixora is required to reimburse L.A.M. for all costs of clinical studies and related research required by the FDA or other government agencies as well as patent procurement and maintenance costs, provided however that after January 1, 2000 Ixora is not, without its consent, obligated to reimburse L.A.M. for costs in excess of $10,000 per quarter. L.A.M. will receive the following royalties on sales by
Ixora:

o 9% of all Net Sales of licensed products approved by the FDA and for which the patent rights have not expired.

o 6.5% of all Net Sales of all licensed products which did not require FDA approval and for which the patent rights have not expired.

o 4.5% of all Net Sales of all licensed products for which the patent rights have expired or have been held to be invalid.

         For purposes of the license agreement the term "Net Sales" means gross sales less advertising/promotion expenses not exceeding 8% of gross sales and sales taxes.

     In January 1998, L.A.M. acquired a 45% interest in Ixora for $207,360. As a result of subsequent sales by Ixora of its common stock to other persons, L.A.M., as of November 15, 2002, owned 18% of Ixora's common stock.

EXTREME DRY SKIN

      L.A.M.'s IPM matrix spreads easily over large areas of skin, making it ideal for use as a cosmetic in various applications to the skin. Cosmetics are a multi-billion dollar a year industry that do not require approval before marketing, although cosmetics must be safe, contain appropriate cosmetic ingredients and be labeled properly. Various uses for L.A.M.'s product include controlling body odors, relief of dryness, and for moisturization. For example, the IPM matrix could be used as a lubricant, to replenish moisture and general skin conditioning, particularly because it is non-staining and non-irritating. When used with a fragrance, it could control odor. When combined with certain over-the-counter (OTC) drugs, L.A.M.'s IPM-drug matrix could be marketed as a cosmetic.

      Certain products marketed in the United States are considered cosmetics and OTC drugs because they make cosmetic claims as well as therapeutic claims and are intended to treat or prevent disease. Examples of such products include, but are not limited to, anti-dandruff shampoos; sunscreens; make-ups, moisturizers and skin care products that bear sunscreen, skin protectant or acne claims; products that make breath-freshening or whitening claims; antiperspirants that bear deodorant claims; and anti-microbial soaps. These products must comply with the FDA requirements for both cosmetics and OTC drugs.

      As a cosmeceutical, a combination of an OTC drug and a cosmetic product, the IPM matrix can be used for a variety of topical and other uses. These include use with certain antibiotic first aid products, antifungal drugs, dandruff, dermatitis and psoriasis control products, external analgesics, skin protectant-type products, such as for poison ivy and fever blisters and cold sores, first aid antiseptics, and anorectal products. Preliminary skin care trials have been successfully completed on approximately twenty patients in the Redding, California area by a cutaneous surgeon and dermatologist. Since L.A.M. is of the opinion that its skin care products will be classified as a cosmetic or an OTC drug, these skin care trials are being conducted without FDA approval.

GOVERNMENT REGULATION

      L.A.M.'s drug and cosmetic products are regulated in the United States under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the laws of certain states. The FDA exercises significant regulatory control over drugs manufactured and/or sold in the United States, including those that are unapproved.

      Federal laws such as the FD&C Act cover the testing, manufacture, distribution, marketing, labeling, advertising (for prescription drugs), of all new drugs. Drug registration and listing requirements also exist.

      L.A.M. is of the opinion that the products being developed by L.A.M. will be subject to one or more of the following FDA classifications:

Cosmetics

      Cosmetics are generally the least regulated by the FDA compared to other products subject to the FD&C Act. The legal distinction between cosmetics and drugs is typically based on the intended use of the product, which is normally discerned from its label or labeling. Cosmetic products are those intended for "cleansing, beautifying, promoting attractiveness, or altering appearance" whereas drugs are those intended for "diagnosis, cure, mitigation, treatment, or prevention of disease", or that "affect the structure or any function of the body".

      A claim suggesting that a product affects the body in some "physiological" way usually renders the product a drug - even if the effect is temporary. A claim that the product penetrates and affects layers beneath the skin's surface most likely would be viewed by the FDA as a drug claim. However, claims that a product affects appearance through a "physical" effect are generally considered cosmetic claims. The FDA's rationale for this distinction is that a claim of a physiological effect is a claim that the product "affects" the structure or function of the body, which is one element of the statutory definition of a drug. A claim indicating that a product's effects are on the surface of the skin can be a cosmetic claim.

      Although cosmetics may be marketed without FDA approval, in order to be marketed lawfully as a cosmetic, the product must be properly labeled and each ingredient and each finished cosmetic product must be adequately substantiated for safety prior to marketing.

      Products which are not cosmetics, and which are marketed in the United States, must either comply with specified OTC drug regulations (monographs) or be specifically approved through the New Drug Application (NDA) or biologic licensure process.

OTC Drugs

      OTC drugs generally are defined as those drug products that can be used safely and effectively by the general public without seeking treatment by a physician or other health care professional. Thus, they do not require a prescription by a health care professional and are available at retail establishments. An OTC drug may be marketed without FDA approval if it conforms to a particular product monograph as described below and otherwise meets the requirements of the FD&C Act.

      OTC monographs list active ingredients, their dosage levels, and uses (claims) for which OTC drug products are considered generally recognized as safe and effective for specific use and are not misbranded. If a particular level of an active ingredient and claim are allowed by a monograph, then a manufacturer may market a product containing that ingredient and bearing that claim without specific FDA approval, subject to compliance with other requirements of the monographs and FD&C Act, including drug registration and listing obligations. Aspirin is a common drug allowed by a monograph.

      If a drug product does not conform to a particular OTC monograph, then typically a New Drug Application must be reviewed and approved by the FDA prior to marketing. Unlike prescription drugs, OTC drugs must bear adequate directions for safe and effective use and warnings against misuse.

New Drug Applications and Biologic License Applications

      New drugs and products that are not cosmetics or devices and that are not covered by an OTC monograph must be approved by the FDA prior to marketing in the United States. Pre-clinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required by the FDA in order to establish product safety and efficacy. L.A.M. believes that its L.A.M. IPM(TM) technology, when used with approved or unapproved prescription drugs or biologics, will be regulated as an unapproved new drug or unapproved biologic and will require approval by the FDA.

      It is also possible that the L.A.M. IPM(TM) technology may be regulated as a combination drug and medical device, in which case it would be subject both to medical device and drug regulation.

      Medical device regulation is based on classification of the device into three classes, I, II, or III. Class III medical devices are regulated much like drugs, whereas Class I and II devices are subject to abbreviated clearance procedures. It is also possible that the use of the L.A.M. IPM(TM) technology with a monographed OTC drug could render the product an unapproved new drug, which would mean that the product is subject to new drug application approval requirements before marketing.

      The FDA may choose to regulate certain uses of the L.A.M. IPM(TM) technology as a medical device if it determines that the mechanism by which the L.A.M. IPM(TM) technology exerts its effects meets the definitional requirements of a medical device. A medical device is a product that, among other requirements, does not achieve its primary intended purposes through chemical action within or on the human body and is not dependent upon being metabolized for the achievement of its primary intended purposes. Although L.A.M. expects that most uses of the L.A.M. IPM(TM) technology will be regulated as a drug, which is in essence a product that usually achieves its effects by chemical action or physiological action in or on the body, to the extent that the L.A.M. IPM(TM) technology is used to deliver pharmaceutically active ingredients, it can be subject to both medical device and drug regulation.

      The first stage of evaluation, pre-clinical testing, must be conducted in animals. After safety has been demonstrated, the test results are submitted to the FDA (or a state regulatory agency) along with a request for authorization to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of human subjects under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

      After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to continue to test the product's safety and also its efficacy, i.e. its ability to treat or prevent a specific disease. If the results appear to warrant further studies, the data are submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new drug are submitted to the FDA as part of a New Drug Application ("NDA").

      Biological drugs, such as vaccines, are subject to Biologics License Applications (BLAs), not NDAs as are other drugs. They must be safe, pure and potent. Generic competition does not exist for biologics, as it does for other drugs. Biological drugs are generally subject to the same testing, manufacturing, distribution, marketing, labeling, advertising and other requirements for other drugs.

      To the extent all or a portion of the manufacturing process for a product is handled by an entity other than L.A.M., the manufacturing entity is subject to inspections by the FDA and by other Federal, state and local agencies and must comply with FDA Good Manufacturing Practices ("GMP") requirements. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.

      L.A.M. may undertake extensive and costly clinical testing to assess the safety and efficacy of its potential drug delivery systems. Failure to comply with FDA regulations applicable to such testing can result in delay, suspension or cancellation of testing, and refusal by the FDA to accept the results of the testing. In addition, the FDA may suspend clinical studies at any time if it concludes that the subjects or patients participating in trials are being exposed to unacceptable health risks. Further there can be no assurance that human clinical testing will show any of L.A.M.'s drug delivery systems to be safe and effective or that data derived from any testing will be suitable for submission to the FDA.

      The processes required by European regulatory authorities before L.A.M.'s systems can be marketed in Western Europe are similar to those in the United States. First, appropriate pre-clinical laboratory and animal tests must be done, followed by submission of a clinical trial exemption or similar documentation before human clinical studies can be initiated. Upon completion of adequate and well controlled clinical studies in humans that establish that the drug is safe and efficacious, regulatory approval of a Market Authorization Application must be obtained from the relevant regulatory authorities. As with the FDA review process, there are numerous risks associated with the Market Authorization Application review. Additional data may be requested by the regulatory agency reviewing the Market Authorization Application to demonstrate the contribution of a product component to the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site.

      The process of biologic and new drug development and regulatory approval or licensure requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for products developed by L.A.M. Authorization for testing, approval for marketing of drugs, including biologics, by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

      There are no assurances that clinical trials conducted in foreign countries will be accepted by the FDA for approval in the United States. Product approval or licensure in a foreign country does not mean that the product will be approved or licensed by the FDA and there are no assurances that L.A.M. will receive any approval or license by the FDA or any other governmental entity for the marketing of a drug product. Likewise product approval by the FDA does not mean that the product will be approved or licensed by any foreign country.

Product Status

      L.A.M. has completed the development of its IPM Wound Gel(TM) and obtained approval (number K020325) from the FDA on April 15, 2002 to market the product. L.A.M. began commercial sales of this product in August 2002.

      All of L.A.M.'s other products are in various stages of development and testing and the commercial sale of any of these products may not occur until the latter part of 2003 or 2004 at the earliest. As a result, L.A.M. expects to incur significant product development costs for the foreseeable future. L.A.M.'s estimates of the costs associated with future research and clinical studies may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts. There can be no assurance that L.A.M.'s other products will prove to have any therapeutic or other value.

      The following is a summary of the status of the products which are being developed by L.A.M.:

                                             Projected Cost     Projected Date
                        Anticipated FDA    Needed to Complete   of Completion
Product Name            Classification       Studies/Trials    of Studies/Trials

Wound Healing           Cosmetic/OTC Drug      $1,000,000(1)     Completed
Female Sexual
 Dysfunction            Cosmetic/OTC Drug      $1,500,000        Dec. 2003 (2)
Extreme Dry Skin        Cosmetic/OTC Drug      $1,500,000           (3)

(1) Projected costs associated with the wound healing product include costs for scaling up production.

(2) L.A.M. has licensed this product to Ixora Bio-Medical Co. Inc. Pursuant to the terms of the Licensing Agreement, Ixora is responsible for all the costs required to obtain regulatory approval of this product.

(3) L.A.M. plans an aggressive sampling program for its Extreme Dry Skin product with consumers, doctors and skin care professionals once its wound healing product becomes more established in its market.

Research and Development

      As part of its ongoing research and development program, L.A.M. intends to develop and commercialize as many products as possible based on its L.A.M. IPM(TM) technology. L.A.M.'s long-range goal is to exploit other uses of its matrix drug delivery system to improve the therapeutic effects of various drugs.

      During the years ended December 31, 2001 and 2002 L.A.M. spent approximately $480,000 and $573,000 respectively on research and development. During the three months ended March 31, 2003 L.A.M. spent $79,323 on research and development. L.A.M.'s research and development expenditures do not include research and development expenses relating to L.A.M.'s Sexual Dysfunction Drug which were paid by Ixora Bio-Medical Co. Inc.

Patents and Trademarks

      As of June 30, 2003, L.A.M. owned fourteen U.S. patents, three foreign patents, five U.S. patent applications and numerous international patent applications designating over 100 foreign countries with claims relating to its sustained release delivery matrix system, systems containing drug preparations, uses of the systems for various treatment therapies and addiction therapeutic program.

      L.A.M.'s patents will expire between 2015 and 2018.

Employees

     As of June 30, 2003, L.A.M. had seven full time employees and one part time employee.

offices and facilities

      In the fourth quarter of 2001, L.A.M. consolidated its research, pilot production and head office activities into its 3,500 square foot facility in Lewiston, New York. This facility is leased at a rate of $1,700 per month. The lease on this space expires in 2003.

      L.A.M. continues to maintain a business office at 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada. L.A.M. has leased this space at $4,675 per month until August 31, 2004.

                                   Management

     Name                        Age        Position

     Joseph T. Slechta            54        President, Chief Executive Officer,
                                            Chief Operating Officer and Director

     Peter Rothbart, M.D.         64        Treasurer and Director
     Gary M. Nath                 58        Secretary and Director

      Joseph T. Slechta has been L.A.M.'s Chief Operating Officer since November 2000. Mr. Slechta was appointed a director and became L.A.M.'s President on May 11, 2001. Mr. Slechta became L.A.M.'s Chief Executive Officer in November 2002. Between November 1998 and November 2000, Mr. Slechta was a consultant to L.A.M. Between 1994 and 2000 Mr. Slechta assisted corporate clients in financing, reorganization, expansion and improving operations. From 1987 to 1992, Mr. Slechta held executive management positions with three Canadian corporations. His corporate assignments included the management and financing of a high-technology company, the reorganization and sale of a helicopter company and financial consulting services to a major Canadian life insurance company. From 1979 to 1986 Mr. Slechta managed the treasury operations of Continental Bank.

      Peter Rothbart, M.D., Medical Director, has been a director and Treasurer of L.A.M. since its inception. He has been a consulting anesthetist for over 20 years and is a leading pain specialist and principal of the Rothbart Pain Management Clinic in Ontario, Canada. Dr. Rothbart is currently President of the North American Cervicogenic Headache Society, an association of specialists in the treatment of cervicogenic headaches. He was also recently elected Chair of the Chronic Pain Section of the Ontario Medical Association. In collaboration with Alan Drizen, Dr. Rothbart discovered the IPM delivery system.

      Gary M. Nath has been Secretary and a director of L.A.M. since its inception. He has a BS degree in Biology and Chemistry, two years of post-graduate work in Biochemistry and a law degree. Mr. Nath has worked in the patent and trademark law departments of FMC Corporation, NL Industries, and Warner Lambert Company in the capacities of patent attorney, group patent and trademark counsel and general patent counsel, respectively. Mr. Nath is the founding and managing partner of the intellectual property law firm Nath & Associates located in Washington, DC. He counsels a wide range of domestic and international clients across a broad range of technologies, including chemical, pharmaceutical, biotechnical and mechanical fields. He has published extensively and has spoken on intellectual property law procurement, enforcement and transfer before numerous professional and lay groups in the United States and Japan. He is a member of the American Bar Association, the New Jersey Bar Association, the American Intellectual Property Law Association, the International Patent Association, the Association of University Technology Managers, and is admitted to practice before the U.S. Patent and Trademark Office, Canadian Patent Office and numerous courts around the United States.

Key Employee

     Elena Milantoni (age 33) has been L.A.M.'s Director of Finance and Administration since June 2002. Ms. Milantoni has a BAS degree in accounting and is a Chartered Accountant. Ms. Milantoni has over 10 years experience in public accounting and industry for both bio-tech and hi-tech companies.

Management Changes

     In November 2002 Alan Drizen resigned as L.A.M.'s Chief Executive Officer. Joseph Slechta, L.A.M.'s President, was appointed L.A.M.'s Chief Executive Officer by the Board of Directors to fill the vacant position. Mr. Drizen resigned as a director of L.A.M. in December 2002.

     In April 2003, Rick Brokenshire resigned as L.A.M.'s Vice President of Sales and Marketing. L.A.M. is currently outsourcing this role.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of L.A.M. to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership of equity securities of L.A.M. (Form 4 and Form
5) and to provide copies of all such forms as filed to L.A.M. To L.A.M.'s knowledge, the following persons did not file all reports required by Section 16(a) during the fiscal year ended December 31, 2001.

                                                            Number of
                         Type              Number of       Transactions
   Name                of Report      Reports Not Filed    Not Reported

   Peter Rothbart       Form 4               8                  17
   Alan Drizen          Form 4              17                 681


Executive Compensation.

The following table sets forth in summary form the compensation earned or received by (i) the Chief Executive Officer of L.A.M. and (ii) by each other executive officer of L.A.M. who earned or received in excess of $100,000 during the fiscal years ended December 31, 2000, 2001 and 2002.

                Annual Compensation         Long Term Compensation
                                                   Re-                 All
                                                  stric-              Other
                                          Other    ted                 Com-
Name and                                 Compen-  Stock   Options     pensa-
 Principal      Fiscal   Salary  Bonus   sation   Awards  Granted     tion
 Position        Year     (1)     (2)      (3)     (4)      (5)         (6)
-----------     -----    ------  -----   -------  ------  -------    --------


Joseph Slechta   2002  $102,000     --       --        --          --      --
President and    2001  $103,000   $25,000    --   $85,000   3,600,000      --
Chief Executive
Officer

Alan Drizen,     2002   $80,000    --        --        --   2,000,000      --
(former Chief    2001  $120,000    --        --        --     300,000      --
 Executive       2000  $120,000    --        --        --          --      --
Officer)

(1)  The dollar value of base salary (cash and non-cash) received or earned.
(2)  The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(4) During the period covered by the foregoing table, the shares of restricted stock issued as compensation for services. The table below shows the number of shares of L.A.M.'s common stock owned by the officers listed above, and the value of such shares as of December 31, 2002:

         Name                       Shares              Value

         Joseph Slechta             20,000             $ 5,600

(5) The shares of common stock to be received upon the exercise of all stock options granted during the period covered by the table
(6) All other compensation received that L.A.M. could not properly report in any other column of the table.


      The following shows the amounts which L.A.M. expects to pay to its officers during the twelve month period ending December 31, 2003, and the time which L.A.M.'s executive officers plan to devote to L.A.M.'s business. L.A.M. does not have employment agreements with any of its officers.

                                Proposed         Time to be Devoted
      Name                    Compensation      To Company's Business

   Joseph Slechta              $120,000                 100%
   Peter Rothbart                    --                   5%
   Gary M. Nath                      --                  15%

     L.A.M.'s Board of Directors may increase the compensation paid to L.A.M.'s officers depending upon the results of L.A.M.'s future operations.

      As explained below, Gary Nath provides legal services to L.A.M. During the year ending December 31, 2003, L.A.M. expects that it will continue to use the services of Mr. Nath's law firm.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or Other Retirement Plans

      L.A.M. does not have a defined benefit, pension plan, profit sharing or other retirement plan, although L.A.M. may adopt one or more of such plans in the future.

Compensation of Directors

     Standard Arrangements. At present, L.A.M. does not pay its directors for attending meetings of the Board of Directors, although L.A.M. may adopt a director compensation policy in the future. L.A.M. has no standard arrangement pursuant to which directors of L.A.M. are compensated for any services provided as a director or for committee participation or special assignments.

     Other Arrangements. During the year ended December 31, 2002, and except as disclosed elsewhere in this prospectus, no director of L.A.M. received any form of compensation from L.A.M.

      See " Stock Option and Bonus Plans" below for information concerning stock options and stock bonuses granted to L.A.M.'s officers and directors.

      Stock Option and Bonus Plans

      L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of L.A.M.'s common stock, less the number of shares already optioned under both this Plan and the Non-Qualified Stock Option Plan. The Incentive Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by action of the Board. Only officers, directors and key employees of L.A.M. may be granted options pursuant to the Incentive Stock Option Plan.

      In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1.   Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by L.A.M. is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by L.A.M. is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of L.A.M., his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of L.A.M. may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning L.A.M.'s stock which represents more than 10% of the total combined voting power of all classes of stock).

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 10,000,000 shares of L.A.M.'s common stock less the number of shares already optioned under both this Plan and the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by the Board of Directors. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of L.A.M.'s Common Stock on the date the option is granted.

      Options granted pursuant to the Plan not previously exercised terminate upon the date specified when the option was granted.

      Stock Bonus Plan. Up to 3,000,000 shares of common stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Other Information Regarding the Plans. The Plans are administered by L.A.M.'s Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the

Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of L.A.M. or the period of time a non-employee must provide services to L.A.M. At the time an employee ceases working for L.A.M. (or at the time a non-employee ceases to perform services for L.A.M.), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board of Directors, payment for the shares of Common Stock underlying options may be paid through the delivery of shares of L.A.M.'s Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      L.A.M.'s Board of Directors of L.A.M. may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of L.A.M.'s capital stock or a consolidation or merger of L.A.M.; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      Summary. The following sets forth certain information as of June 30, 2003 concerning the stock options and stock bonuses granted by L.A.M. Each option represents the right to purchase one share of L.A.M.'s common stock.

                                Total       Shares                  Remaining
                                Shares    Reserved for    Shares     Options/
                               Reserved   Outstanding    Issued As    Shares
Name of Plan                  Under Plan    Options     Stock Bonus  Under Plan

Incentive Stock Option Plan     1,000,000          --          N/A    1,000,000
Non-Qualified Stock Option
 Plan                          10,000,000   6,727,000          N/A    1,873,000
Stock Bonus Plan                3,000,000         N/A    2,231,500      768,500
Options Granted

      The following tables set forth information concerning the options granted between January 1, 2001 and June 30, 2003 to L.A.M.'s officers, directors, employees and consultants and options exercised as of June 30, 2003.


                                                                            Options
                     Shares Subject  Exercise  Date of    Expiration     Exercised as of
Option Holder           To Option      Price    Grant    Date of Option   June 30, 2003
-------------        --------------  --------  -------   --------------  ---------------


Joseph T. Slechta        300,000        $0.58  04/02/01     06/05/06              --
Joseph T. Slechta        300,000        $0.58  07/16/01     06/05/06              --
Joseph T. Slechta      3,000,000        $0.58  07/16/01     06/30/11              --
Peter Rothbart, M.D.     300,000        $0.58  07/16/01     06/05/06              --
Gary M. Nath             300,000        $0.58  07/16/01     06/05/06         300,000
Richard Brokenshire      125,000        $0.58  04/24/02     04/24/07              --
Richard Brokenshire      175,000        $1.00  04/24/02     04/24/07              --
Alan Drizen              300,000        $0.58  07/16/01     06/05/06         300,000
Alan Drizen            2,000,000        $0.58  02/22/02     02/22/07         800,000
Other employees and
    consultants        1,327,000        $0.58      2002         2007              --
                       ---------                                     ---------------
                       8,127,000                                           1,400,000
                       =========                                           =========


      All options shown above were granted pursuant to L.A.M.'s Non-Qualified Stock Option Plan. Substantially all of the shares issuable upon the exercise of the options shown above have been registered for public sale by means of a registration statement on Form S-8 which has been filed with the Securities and Exchange Commission.

Option Exercises and Option Values


                                                          Number of
                                                         Securities            Value of
                                                         Underlying          Unexercised
                                                        Unexercised          In-the-Money
                                                         Options at           Options at
                     Shares                           December 31, 2002    December 31, 2002
                    Acquired           Value             Exercisable/         Exercisable/
Name              on Exercise (1)    Realized (2)     Unexercisable (3)    Unexercisable (4)
----             ---------------     ------------     -----------------    -----------------

Joseph Slechta       90,000          $  32,400         3,600,000/--            $  --/--
Peter Rothbart      120,000          $  49,500           300,000/--            $  --/--
Gary M. Nath        490,000          $  29,400                --/--            $  --/--
Alan Drizen       2,650,000           $309,000         1,200,000/--            $  --/--


(1)  The number of shares received upon exercise of any options.

(2) With respect to options exercised the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of December 31, 2002, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of December 31, 2002, the excess of the market value of the stock underlying those options as of December 31, 2002 over the option exercise price.

Other Options

      During 2002 certain persons, who were not affiliated with L.A.M., assigned options to purchase shares of L.A.M.'s common stock to the following persons:

                                                                    Options
                      Shares Issuable                              Exercised
                       Upon Exercise    Exercise   Expiration        as of
   Name                  of Options      Price        Date       June 30, 2003
   ----                -------------    --------   ----------   -------------

   Joseph T. Slechta     190,000          $0.58     1/18/08           90,000
   Peter Rothbart        190,000          $0.58     1/18/08          120,000
   Gary M. Nath          190,000          $0.58     1/18/03          190,000
   Alan Drizen (1)     1,550,000          $0.58     1/18/03        1,550,000

      On January 10, 2003 L.A.M. issued the options described below:

                                                                    Options
                      Shares Issuable                              Exercised
                       Upon Exercise    Exercise   Expiration        as of
   Name                  of Options      Price        Date       June 30, 2003
   ----                -------------    --------   ----------   -------------

   Alan Drizen (1)        750,000         $0.58      7/13/08          --

(1) Mr. Drizen resigned as an officer of L.A.M. in November 2002 and resigned as a director of L.A.M. in December 2002.

Stock Bonuses

      As of June 30, 2003 the following persons had been granted shares of L.A.M.'s common stock as stock bonuses:

                                  Shares Issued
Name                              as Stock Bonus        Date Issued
------                            --------------        -----------

Joseph T. Slechta                    100,000              04/02/01
Independent consultants            1,346,500              04/02/02
Independent consultants              125,000              07/26/02
Independent consultants              325,000              10/07/02
Independent consultants              335,000              01/08/03
                                  ----------
                                   2,231,500

Certain Relationships and Transactions.

     In September 1998, L.A.M. sold shares of its common stock to the persons, in the amounts, and for the consideration set forth below:

                                 Number
       Name                     of Shares             Consideration
       ------                   ----------            --------------

       Alan Drizen             1,076,308 (1)            $10,763

       Peter Rothbart          1,076,308 (2)            $10,763

       Gary M. Nath              742,784                 $7,423

      In September 1998, L.A.M. issued 6,000,000 shares of its common stock in consideration for all of the issued and outstanding shares of LAM Pharmaceuticals LLC, a Florida limited liability company. See "Business" for further information concerning the acquisition of LAM Pharmaceuticals LLC. The following officers, directors and other persons received shares of L.A.M.'s common stock in connection with this transaction.

            Name                            Shares Acquired
           -----                           ----------------

          Alan Drizen                        1,603,616 (1)
          Peter Rothbart                     1,603,616 (2)
          Gary M. Nath                       1,105,942
          Lisa Krinsky                         674,510 (3)
          Arnold Hantman                       376,019
          All Other Sellers as a Group         636,297
                                             ---------
                                             6,000,000

(1) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.
(2) Includes shares held by the Shasqua Trust, of which Dr. Rothbart may be deemed the beneficial owner.
(3) Includes shares held by the South Florida Bioavailability Clinic of which Lisa Krinsky is the majority shareholder.

      Subsequent to September 1998, Mr. Drizen, Dr. Rothbart and Mr. Nath sold a portion of their shares in transactions which were exempt pursuant to Rule 144 of the Securities and Exchange Commission and gifted a portion of their shares to relatives.

      During 2000, 2001 and 2002 L.A.M. paid $51,262, $166,532 and $99,965 respectively to Nath & Associates, PLLC for legal services. Nath & Associates, PLLC is a law firm in which Mr. Nath, an officer and director of L.A.M., is a partner. As of December 31, 2002, L.A.M. owed Nath & Associates, PLLC approximately $338,000 for legal services.

      Prior to January 1, 1998, L.A.M. received advances from Mr. Drizen ($525,000), Dr. Rothbart ($170,000) and Mr. Nath ($475,000) that were used to fund L.A.M.'s operations, research and development and clinical trials. Subsequently additional advances were made, expenses disbursed and services performed by these directors on behalf of L.A.M. At December 31, 2001, the total of all such advances outstanding amounted to $848,037.

      Between February 2, 2001 and April 26, 2001 Mr. Drizen, an officer and one of three directors of L.A.M. at that time, borrowed $1,075,000 from L.A.M. The amounts borrowed by Mr. Drizen were used to purchase 441,200 shares of L.A.M.'s common stock between February 2, 2001 and May 10, 2001 in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling. Dr. Peter Rothbart, also an officer and director of L.A.M., was advised by Mr. Drizen in late February 2001 that Mr. Drizen was purchasing shares of L.A.M.'s common stock in an effort to stabilize L.A.M.'s stock price. However, Dr. Rothbart did not know until May 11, 2001 that Mr. Drizen was using corporate funds for this purpose. Gary Nath, an officer and director of L.A.M., and Joseph Slechta, an officer of L.A.M., were not aware of Mr. Drizen's activities in this regard until May 11, 2001. Dr. Rothbart, Mr. Slechta and Mr. Nath became aware of Mr. Drizen's borrowings from L.A.M. in connection with Mr. Slechta's review of L.A.M.'s financial statements for the quarter ended March 31, 2001.

      Mr. Drizen agreed to pay the $1,075,000 borrowed from L.A.M., together with interest at 6% per year, in accordance with the terms of a promissory note. The note provided for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002. On May 25, 2001 L.A.M.'s Directors approved these repayment terms, and at the same time ratified Mr. Drizen's borrowings from L.A.M.

      Although Mr. Drizen agreed to secure the repayment of this note, L.A.M.'s Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of L.A.M.'s common stock would be the primary source of funds which would be used to repay the Note, did not require Mr. Drizen to secure the repayment of the Note. Accordingly, the Note from Mr. Drizen was unsecured.

      In addition, as a result of Mr. Drizen's purchases and sales of L.A.M.'s common stock between October 2000 and May 2001, L.A.M. is entitled to a recoverable profit from Mr. Drizen, computed in accordance with 16(b) of the Securities Exchange Act of 1934, in the amount of $408,078, as explained below.

      During 2002 Mr. Drizen and L.A.M. agreed that the advance of $548,361 due to him as of December 31, 2001 would be offset against the remaining amount due pursuant to Mr. Drizen's promissory note. In addition, Dr. Rothbart and Mr. Nath agreed with Mr. Drizen to apply a portion of their receivables from L.A.M. against the amounts due by Mr. Drizen in an amount sufficient to offset the remaining balance due on Mr. Drizen's promissory note.

      Following these offset arrangements, as of December 31, 2002 L.A.M. owed Dr. Rothbart and Mr. Nath $17,500 and $146,537 respectively, and Mr. Drizen's promissory note was paid in full.

      Section 16(b) of the Exchange Act allows a corporation to recover any profits realized by officers, directors, and principal shareholders of a corporation from the purchase and sale (or sale and purchase) of equity securities of the corporation within a six-month period. Although Section 16(b) was designed to prevent the unfair use of information that may have been obtained by insiders through their relationship to a corporation, Section 16(b) nevertheless imposes strict liability which does not depend upon the actual use or possession of inside information by an insider.

      The formula most frequently used by a corporation to recover profits is known as the "lowest price in/highest price out" method, by which profit is computed by matching the highest sale price with the lowest purchase price within six months, the next highest sale price with the next lowest purchase price within six months, and so forth, until all shares have been included in the computation. Although this profit computation allows for the maximum recovery to the corporation, in the case of multiple sales and purchases within a six month period, it often results in a higher profit than the profit actually realized by the insider, and in some cases may result in a profit when the insider actually incurred losses from the sales and purchases. Mr. Drizen, for example, estimates that he incurred a loss of approximately $900,000 as a result of his purchases and sales of L.A.M.'s common stock between October 2000 and May 2001.

     As of September 30, 2002 Mr. Drizen, a former officer and director of L.A.M., owed L.A.M. $627,000, representing the unpaid portion of the exercise price of options exercised by Mr. Drizen. Pursuant to the terms of an agreement with Mr. Drizen, L.A.M. forgave the $627,000 owed by Mr. Drizen.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as of June 30, 2003 concerning the common stock owned by each officer and director of L.A.M., and each other person known to L.A.M. to be the beneficial owner of more than five percent (5%) of L.A.M.'s common stock.

                                       Amount and Nature of
                                       Beneficial Ownership      Percentage
Name                                    Number of Shares (1)     Ownership
----------                              --------------------     ----------

Joseph T. Slechta                               20,000               nil
800 Sheppard Avenue West,
Commercial Unit 1
Toronto, Ontario
Canada  M3H 6B4

Peter Rothbart                               2,279,924 (2)           7.8%
274 St. Clements Avenue.
Toronto, Ontario
Canada  M4R 1H5

Gary M. Nath                                 2,122,942               7.2%
6106 Goldtree Way,
Bethesda, Maryland 20817

(All Officers and Directors as               4,422,866                15%
  a group, 3 persons)

(1) Excludes shares issuable upon the exercises of options held by the following persons:

                           Shares Issuable
                            Upon Exercise          Option           Expiration
   Name                      of Options         Exercise Price   Date of Option
----------                 --------------       -------------    --------------

Joseph T. Slechta             600,000             $0.58              06/05/06
Joseph T. Slechta           3,000,000             $0.58              06/30/11
Joseph T. Slechta             100,000             $0.58              01/18/08
Peter Rothbart                300,000             $0.58              06/05/06
Peter Rothbart                 70,000             $0.58              01/18/08
Richard  Brokenshire          125,000             $0.58              04/24/07
Richard  Brokenshire          175,000             $1.00              04/24/07

(2) Includes shares held by the Shasqua Trust, of which Dr. Rothbart may be deemed the beneficial owner.

                              SELLING SHAREHOLDERS

      This prospectus relates to the sale of shares of L.A.M.'s common stock by several shareholders of L.A.M. The shares offered by this prospectus include shares owned by these shareholders as well as shares issuable upon the exercise of options and warrants. The shares, options and warrants were issued by L.A.M. for services rendered and in a private offering for cash.

      L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by L.A.M. The selling shareholders will pay all other costs of the sale of the shares offered by them.

    The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.

                                                                     Share
                                     Shares        Shares          Ownership
                                    Issuable       to be             After
                                    Upon the       Sold            Offering
                                    Exercise         in        ----------------
                          Shares   of Options       this        Number     % of
Name                      Owned   or Warrants (2) Offering    of Shares   Class
-------------------------------------------------------------------------------

John C. Leo              126,724       51,724      178,448         --       --
Richard Browning          34,483       34,483       68,966         --       --
Blaise Wolfrum           172,414      172,414      344,828         --       --
Alan Drizen              180,616      950,000      950,000    180,616      0.6%
3501931 Canada Ltd.           --      100,000      100,000         --       --
Barry Kaplan & Associates     --      100,000      100,000         --       --
                                                  --------
                                                 1,742,242

Manner of Sale.

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed L.A.M. that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     L.A.M. has advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES
Common Stock

      L.A.M. is authorized to issue 50,000,000 shares of common stock. As of June 30, 2003 L.A.M. had 29,583,146 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Convertible Notes and Warrants

      In November 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005.

      At the holder's option the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The initial Conversion Price is $0.29.

      As of June 30, 2003 notes in the principal amount of $539,600 had been converted into 1,835,374 shares of L.A.M.'s common stock.

      If L.A.M. sells any additional shares of common stock or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

     Each note holder is prohibited from converting the notes to the extent that such conversion would result in such holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% of the outstanding shares of

L.A.M.'s common stock following such conversion. This restriction may be waived by each holder on not less than 61 days' notice to L.A.M. However, the 4.999% limitation would not prevent each note holder from acquiring and selling in excess of 4.999% of L.A.M.'s common stock through a series of acquisitions and sales so long as the holder never beneficially owns more than 4.999% of L.A.M.'s common stock at any one time.

      L.A.M. has agreed to file a registration statement with the Securities and Exchange Commission in order that the shares of common stock issuable upon the conversion of the notes or the exercise of the warrants may be resold in the public market.

      Until 180 days after the date of this prospectus the note holders will have a first right of refusal to participate in any subsequent financings involving L.A.M.

      Upon the occurrence of any of the following events L.A.M. is required to redeem the notes at a price equal to 120% of then outstanding principal balance of the notes:

- the suspension from listing or the failure of L.A.M.'s common stock to be listed on the OTC Bulletin Board for a period of five consecutive trading days; or

- the registration statement which L.A.M. has agreed to file is not effective by March 31, 2003

- the effectiveness of the registration statement lapses for any reason or the registration statement is unavailable to the note holders and the lapse or unavailability continues for a period of fifteen consecutive trading days, or 25 non-consecutive trading days during any twelve month period, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

- any representation or warranty made by L.A.M. to the note holders proves to be materially inaccurate or L.A.M. fails to perform any material covenant or condition in its agreement with the note holders.

- a purchase, tender or exchange offer accepted by the holders of more than 33% of L.A.M.'s outstanding shares of common stock.

- L.A.M. files for protection from its creditors under the federal bankruptcy code.

      The Series A warrants allow the holders to purchase 624,590 shares of L.A.M.'s common stock at a price of $0.35 per share at any time prior to November 1, 2007.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series A warrants, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      The Series B warrants allow the holders to purchase 1,312,500 shares of L.A.M.'s common stock at a price of $0.80 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $1.20, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series B warrants, to force the holders to exercise the unexercised portion of the Series B warrants.

      The Series C warrants allow the holders to purchase 875,000 shares of L.A.M.'s common stock at a price of $1.20 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.00, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series C warrants, to force the holders to exercise the unexercised portion of the Series C warrants.

      The Series D warrants allow the holders to purchase 656,250 shares of L.A.M.'s common stock at a price of $1.60 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.50, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series D warrants, to force the holders to exercise the unexercised portion of the Series D warrants.

      L.A.M.'s right to force the warrant holders to exercise the Series, B, C and D warrants is subject to a number of conditions, including the following:

- there is in effect a registration statement which the holders may use to sell the shares issuable upon the exercise of the warrants.

-    L.A.M.'s common stock is listed for trading on the OTC Bulletin Board

      The exercise price of the Series B, C and D warrants is not subject to adjustment except in the case of stock splits, consolidations and similar transactions.

      Each warrant holder is prohibited from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate of the warrant holder, beneficially owning in excess of 4.999% of the outstanding shares of L.A.M.'s common stock following such exercise. This restriction may be waived by each holder on not less than 61 days' notice to L.A.M. However, the 4.999% limitation would not prevent each warrant holder from acquiring and selling in excess of 4.999% of L.A.M.'s common stock through a series of acquisitions and sales under the warrants so long as the warrant holder never beneficially owns more than 4.999% of L.A.M.'s common stock at any one time.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number  (303) 282-5800

                                LEGAL PROCEEDINGS

      L.A.M. is not involved in any pending or threatened legal proceeding. See "Comparative Share Data - Note E" for information concerning an arbitration award entered against L.A.M.

                                     EXPERTS

     The financial statements included in this prospectus for the years ended December 31, 2002 and 2001 have been so incorporated in reliance on the report of Rotenberg & Company, LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

      With respect to the Independent Accountants Report on the unaudited interim financial information of L.A.M. Pharmaceutical Corp. for the three months ended March 31, 2003 and 2002 dated May 6, 2003 which is included in this prospectus, Rotenberg & Company, LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Rotenberg & Company, LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the unaudited interim financial information because this report is not a "report" on a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                 INDEMNIFICATION

      L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      L.A.M. is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by L.A.M. can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning L.A.M. is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

            INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
L.A.M. Pharmaceutical, Corp. Lewiston, New York


      We have audited the accompanying balance sheets of L.A.M. Pharmaceutical, Corp. (A Delaware Corporation) as of December 31, 2002 and 2001, and the related statements of changes in stockholders' deficit, operations and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.A.M. Pharmaceutical, Corp. (A Delaware Corporation) as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.








Rotenberg & Co., LLP
Rochester, New York
  February 27, 2003
(Except for Note O, as to which the date is March 27, 2003)

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


BALANCE SHEETS
--------------------------------------------------------------------------------
December 31,                                               2002           2001
--------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and Cash Equivalents                             $   210,214        $11,284
Accounts Receivable                                        13,643             --
Other Receivable                                               --         44,433
Inventory                                                 550,085         97,750
Prepaid Expenses                                            6,686          5,344
--------------------------------------------------------------------------------
Total Current Assets                                      780,628        158,811

Property and Equipment - Net of Accumulated
Depreciation                                              124,958        121,185

Other Assets
Patents and Trademarks - Net of Accumulated
Amortization                                              546,631        489,322
--------------------------------------------------------------------------------
Total Assets                                           $1,452,217     $  769,318
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses                  $  866,164      $ 601,999

Convertible Notes                                         671,000              -
--------------------------------------------------------------------------------

Total Current Liabilities                               1,537,164        601,999

Other Liabilities

Due to Stockholders                                       164,037        848,037

Deferred Royalty Revenue                                  207,360        207,360
--------------------------------------------------------------------------------

Total Liabilities                                       1,908,561      1,657,396
--------------------------------------------------------------------------------

Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Authorized;
27,511,412 and 19,784,520 Issued and
Outstanding, respectively                                   2,751          1,978

Additional Paid-In Capital                             24,054,187     17,964,009

Loan Receivable-Director/Officer                               --      (640,000)

Deficit Accumulated During Development Stage          (24,513,282)  (18,214,065)
--------------------------------------------------------------------------------

Total Stockholders' Deficit                              (456,344)     (888,078)
--------------------------------------------------------------------------------

Total Liabilities and Stockholders' Deficit            $1,452,217      $ 769,318
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT


----------------------------------------------------------------------------------------------------------------------------
                                                                     Additional      Loan                          Total
                                               Number     Common      Paid-In    Receivable-      Accumulated  Stockholders'
                                             of Shares     Stock      Capital    Director/Office    Deficit       Deficit
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2000                  13,998,930  $ 1,400     $8,812,199   $      --    $(9,815,305)    $(1,001,706)

Capital Contribution - Interest Expense              --       --        113,200          --             --         113,200

Common Shares Issued - Debenture Conversion
Premium                                       3,106,502      311      1,057,844          --             --       1,058,155

Debentures Converted to Common Stock            853,167       85      1,611,114          --             --       1,611,199

Stock Options Issued
   - Compensation for Services Rendered              --       --      3,218,463          --             --       3,218,463

Common Shares Issued
   - Compensation for Services Rendered       1,213,900      121      1,047,086          --             --       1,047,207

Stock Options Exercised                         173,000       17        112,433          --             --         112,450

Warrants Issued to Hockbury Limited and GKN
Securities                                           --       --      1,100,000          --             --       1,100,000

Sale of Shares Under the Equity Line of
Credit Agreement                                439,021       44        483,592          --             --         483,636

Loan to Officer                                      --       --             --  (1,075,000)            --      (1,075,000)

Loan Repayments from Officer                         --       --             --     435,000             --         435,000

Short-Swing Profit on Insider Trading                --       --        408,078          --             --         408,078

Net Loss                                             --       --             --          --     (8,398,760)     (8,398,760)
---------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001                  19,784,520  $ 1,978    $17,964,009   $(640,000)  $(18,214,065)    $  (888,078)


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York



----------------------------------------------------------------------------------------------------------------------------
                                                                     Additional      Loan                          Total
                                               Number     Common      Paid-In    Receivable-      Accumulated  Stockholders'
                                             of Shares     Stock      Capital    Director/Office    Deficit       Deficit
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001                  19,784,520  $ 1,978    $17,964,009  $  (640,000)    $(18,214,065)   $(888,078)

Capital Contribution - Interest Expense              --       --         19,264           --               --       19,264

Common Shares Issued - Note Conversion
Premium                                              --       --        204,762           --               --      204,762

Notes Converted to Common Stock                  98,640       10         28,990           --               --       29,000

Warrants Issued - Convertible Notes                  --       --         55,543           --               --       55,543

Stock Options Issued
   - Compensation for Services Rendered              --       --      1,394,752           --               --    1,394,752

Common Shares Issued
   - Compensation for Services Rendered       1,821,500      182        979,694           --               --      979,876

Stock Options Exercised                       4,933,975      494      2,869,896           --               --    2,870,390

Sale of Shares Under the Equity Line of
Credit Agreement                                614,156       61        487,303           --               --      487,364

Sale of Shares Under the Private Placement
Memorandum                                      258,621       26         74,974           --               --       75,000

Receivable on Option Exercise                        --       --        (25,000)          --               --      (25,000)

Loan Repayments from Officer                         --       --             --      640,000               --      640,000

Net Loss                                             --       --             --           --       (6,299,217)  (6,229,217)
------------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2002                  27,511,412   $2,751    $24,054,187       $  --      $(24,513,282) $  (456,344)
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York



STATEMENTS OF OPERATIONS

----------------------------------------------------


 Years ended December 31,                  2002        2001
----------------------------------------------------------------

Revenues
Licensing Revenue                        $    --    $ 300,000
Net Sales                                 40,160           --
----------------------------------------------------------------
                                          40,160      300,000
----------------------------------------------------------------

Expenses
Cost of Sales                             10,250           --
General and Administrative             1,972,329    1,378,791
Marketing and Business Development       975,077      201,808
Research and Development                 572,617      479,881
----------------------------------------------------------------
                                       3,530,273    2,060,480
Financial Accounting Expenses
  Not Requiring the Use of Cash During the
Period:
Depreciation and Amortization             60,928       27,159
Interest Expense                          19,942      232,819
Share and Option Grants to Officers,
Directors

   Investors and Consultants           2,467,929    4,265,670
Conversion Premium on Convertible
 Notes                                   204,762    1,057,844
Warrants Issued                           55,543    1,100,000
----------------------------------------------------------------

Total Expenses                         6,339,377    8,743,972
----------------------------------------------------------------

Loss Before Other Income and
(Expenses)                            (6,299,217)  (8,443,972)
----------------------------------------------------------------

Other Income and (Expenses)
Interest Income                               --       45,212
----------------------------------------------------------------

Total Other Income and (Expenses)             --       45,212
----------------------------------------------------------------

Net Loss for the Period               $(6,299,217)  $(8,398,760)
----------------------------------------------------------------

Loss per Common Share - Basic and
Diluted                               $    (0.26)  $      (0.53)
----------------------------------------------------------------

Weighted Average Number
  of Common Shares Outstanding -
       Basic and Diluted              24,644,912     15,817,111
----------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

   L.A.M. PHARMACEUTICAL, CORP.
   (A DELAWARE CORPORATION)
   Lewiston, New York


   STATEMENTS OF CASH FLOWS
   -----------------------------------------------------------------------------
    Years ended December 31,                           2002           2001
   -----------------------------------------------------------------------------

   Cash Flows from Operating Activities


   Net Loss                                         $(6,299,217)   $(8,398,760)

   Adjustments to Reconcile Net Loss for the
   Period to Cash Flows from Operating
   Activities:
   Depreciation and Amortization                         60,928         27,159
   Write-off of receivable                              627,000             --
   Capital Contributions:
      Deemed Interest Expense on Loans from
   Stockholders                                          19,264        113,200
   Share and Option Grants - Officers,
   Directors Investors and Consultants                2,558,328      4,265,670
   Warrants Issued                                       55,543      1,100,000
   Conversion Premium on Convertible
   Notes                                                204,762      1,058,155
   Interest on Converted Debentures                          --        121,449

   Changes in Assets and Liabilities:
   Accounts Receivable                                  (13,643)        30,567
   Inventory                                           (452,335)        23,375
   Prepaid Expenses                                      (1,342)        (2,705)
   Accounts Payable and Accrued Expenses                548,365        204,515
   -----------------------------------------------------------------------------

   Net Cash Flows from Operating Activities          (2,692,347)    (1,457,375)
   -----------------------------------------------------------------------------

   Cash Flows from Investing Activities
   Purchases of Property and Equipment                  (26,841)      (112,508)
   Purchases of Patents and Trademarks, Net             (95,169)      (169,361)
   -----------------------------------------------------------------------------

   Net Cash Flows from Investing Activities            (122,010)      (281,869)
   -----------------------------------------------------------------------------
                                                              -continued-


The accompanying notes are an integral part of these financial statements.

  L.A.M. PHARMACEUTICAL, CORP.
  (A DELAWARE CORPORATION)
  Lewiston, New York


  STATEMENTS OF CASH FLOWS - continued
   -----------------------------------------------------------------------------
    Years ended December 31,                           2002           2001
   -----------------------------------------------------------------------------

  Cash Flows from Financing Activities
  Proceeds from Issuance of Common Stock               75,000           --
  Proceeds from Convertible Notes                     700,000           --
  Proceeds from Exercise of Stock Options           1,750,490      112,450
  Proceeds from Sale of Shares Under
     the Equity Line of Credit Agreement              487,364      483,636
  Issuance of Loan Receivable - Officer, Net               --     (640,000)
  Repayment of Convertible Notes                           --     (108,500)
  Advances from Stockholders                              433           --
  ------------------------------------------------------------------------------

  Net Cash Flows from Financing Activities          3,013,287     (152,414)
  ------------------------------------------------------------------------------

  Net Change
     in Cash and Cash Equivalents                    198,930    (1,891,658)

  Cash and Cash Equivalents - Beginning of
  Period                                              11,284     1,902,942
  ------------------------------------------------------------------------------

  Cash and Cash Equivalents - End of Period      $   210,214   $    11,284
  ------------------------------------------------------------------------------

  NON-CASH INVESTING AND FINANCING ACTIVITIES
  -----------------------------------------------------------------------

  Offsetting of Stockholders Receivable
  and Payable                                    $   728,000   $       --
  Short-Swing Profit on Insider Trading
    - Offset Against Loan Payable to
  Shareholder                                    $        --   $  408,078
                                                 $        --   $1,489,750
  Debentures Converted to Common Stock
  Exercise of Stock Options                      $   835,700   $       --
  ------------------------------------------------------------------------------

  SUPPLEMENTAL DISCLOSURE
  ------------------------------------------------------------------------------

  Interest Paid                                  $        --   $       --
  Income Taxes Paid                              $        --   $       --
  ------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note A -          Summary of Transaction
        L.A.M. Pharmaceutical, Corp. (the Company) was initially formed as L.A.M. Pharmaceutical, LLC (the LLC) on February 4, 1997. From February 1, 1994 to February 4, 1997 the Company conducted its activities under the name RDN. In September 1998, the members of L.A.M. Pharmaceuticals LLC, a Florida Limited liability company, exchanged all of their interests in the LLC for 6,000,000 shares of the Company's common stock. The stock exchange between the Company and the members of the LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, the LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. The accompanying financial statements include the historical accounts of the Company, the LLC and RDN since February 1, 1994. All intercompany accounts and transactions have been eliminated.

Note B - Nature of Operations  and Summary of  Significant  Accounting  Policies
        L.A.M. Pharmaceutical, Corp. was incorporated on July 24, 1998 under the laws of the State of Delaware. The Company has the authority to issue 50,000,000 shares of common stock, $.0001 par value. The Company's corporate objective is to develop, market andn license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the Company's patented L.A.M. Ionic Polymer Matrix TM technology. The Company currently serves the healthcare market in the USA.

        Development Stage
        In August 2002, the Company commenced sales of its L.A.M. IPM Wound Gel(TM) and as a result has revised its presentation of the financial statements from a development stage company to that of an operating company.

        Revenue Recognition
        The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the product has been shipped to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns.

        Royalty revenue on the exclusive world-wide license agreement (the License Agreement) with Ixora Bio-Medical Company Inc. (Ixora) will be recorded when received.

        Method of Accounting
        The Company maintains its books and prepares its financial statements on the accrual basis of accounting.
                                                               - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -Nature of Operations and Summary of Significant Accounting Policies - continued

        Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

        Concentrations of Credit Risk
        Financial instruments which potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments.

        Cash and Cash Equivalents
        Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions that periodically may exceed federally insured amounts.

        Inventory
        Inventory is comprised of finished goods and raw materials and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method and market is based on the lower of replacement cost or net realizable value.

        Property, Equipment and Depreciation
        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over the estimated useful lives as follows:

                  Furniture and Fixtures                     5 - 7 Years
                  Computer Equipment                         5 - 7 Years
                  Leasehold Improvements                         5 Years

        Maintenance and repairs are charged to expense as incurred. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

          Patents and Trademarks
          Patents are carried at cost and are amortized using the straight-line method over their estimated useful lives, not to exceed 17 years from the date of issuance of the patent. Amortization expense for the years ended December 31, 2002 and 2001 was $37,860 and $16,236, respectively. Accumulated amortization associated with patents and trademarks at December 31, 2002 and 2001 amounted to $89,767 and $51,908, respectively. - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -          Nature of Operations and Summary of  Significant  Accounting
        Policies - continued

        Impairment of Assets
        Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets." This standard superceded SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of," but also retained its basic provision requiring (i) recognition of an impairment loss of the carrying amount of a long-lived asset if it is not recoverable from its undiscounted cash flows and (ii) measurement of an impairment loss as the difference between the carrying amount and fair value of the asset unless an asset is held for sale, in which case it would be stated at the lower of carrying amount or fair value less costs to dispose. However, SFAS No. 144 also describes a probability-weighted cash flow estimation approach to deal with situations which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates made by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists.

        Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value

        Research and Development Costs
        Research and development expenditures are expensed as incurred.

        Net Income (Loss) Per Common Share
  Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of debentures, stock options and warrants granted would have an anti-dilutive effect on earnings per share.

        Income Taxes
        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

                                                               - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note B -          Nature of Operations and Summary of  Significant  Accounting
Policies - continued

        Share and Option Grants
        As described in Note K, the Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25 "Accounting for Stock Issued to Employees", for stock-based compensation and awards made to employees - the intrinsic value method. Pro forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation" has been furnished in Note K. Stock options granted to investors and consultants are subject to the provisions of SFAS No. 123 and are recorded at the fair value of the option at the date of grant

        Financial Instruments
        The Company's financial instruments consist of cash, accounts receivable and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

        The fair value of due to stockholders and loan receivable - officer could not be obtained without incurring excessive costs as they have no readily determinable market place.

        New Pronouncements
        In April 2002, the Financial Accounting Standards Board issued FASB Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS
        145). SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Opinion 30. Applying the provisions of Opinion 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent and therefore meet the criteria for classification as an extraordinary item. SFAS 145 also requires that modifications to a capital lease that make it an operating lease be accounted for, as applicable, in accordance with FASB Statement No. 98, Accounting for Leases, or FASB Statement No. 28, Accounting for Sales with Leasebacks. SFAS 145 is required to be applied in fiscal years beginning after May 15, 2002 and to provisions relating to modifications of a capital lease that make it an operating lease as of May 15, 2002. Upon adoption of SFAS 145, gains and losses on debt extinguishment that have been shown on the income statement as extraordinary items in prior periods should be reclassified, unless they meet the criteria for extraordinary status per Opinion 30. Management does not anticipate that the adoption of SFAS 145 will have any material impact on the financial statements.

        In June 2002, the Financial Accounting Standards Board issued FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 applies to all exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of SFAS 146 will have any material impact on the financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note C -          Licensing Agreement
        The Company has an exclusive license agreement (the License Agreement) with Ixora Bio-Medical Company, Inc. (Ixora). Under the License Agreement, Ixora has paid the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. Ixora has also agreed to pay all costs for the development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

Note D -Inventory
        Inventories at December 31 consisted of the following:

        ------------------------------------------------------------------------
                                                             2002        2001
        ------------------------------------------------------------------------

        IPM Wound Gel(TM)                               $ 539,460       $  --
        Raw Materials                                      10,625      97,750
        ------------------------------------------------------------------------

        Inventories                                     $ 550,085    $ 97,750
        ------------------------------------------------------------------------

Note E -Property and Equipment
        Property and equipment are recorded at cost and consisted of the following:

        ------------------------------------------------------------------------
        December 31,                                         2002        2001
        ------------------------------------------------------------------------

        Furniture and Fixtures                          $ 127,493   $ 122,101
        Computer Equipment                                 43,544      22,095
        Leasehold Improvements                             30,692      30,692
        ------------------------------------------------------------------------
                                                        $ 201,729   $ 174,888
        Less:  Accumulated Depreciation                   (76,771)    (53,703)
        ------------------------------------------------------------------------

        Net Property and Equipment                       $124,958   $ 121,185
        ------------------------------------------------------------------------

        Depreciation expense for the years ended December 31, 2002 and 2001 was $23,068 and $10,923, respectively.

Note F -          Due to Stockholders
        The Company has a liability for cash advances and salaries and other expenses incurred in earlier years due to its stockholders totaling $164,037 and $848,037 at December 31, 2002 and 2001, respectively. The Company has agreements with these stockholders, which provides for payment of this obligation without interest, not to exceed 25% of the profits realized by the Company in any year. The Company has imputed interest at 5.75% in 2002 and 8.5% in 2001 and charged operations for each of the periods presented with an offsetting credit to additional paid-in capital.

Note G -          Deferred Royalty Revenue
        Deferred Royalty Revenue represents amounts due to the Company from Ixora Biomedical pursuant to the worldwide license agreement. The $207,360 of Deferred Royalty Revenue approximated the value of the Company's original investment in the affiliate. The balance will be amortized to income upon commencement of Ixora's sale of the Company's products.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note H -          Loan Receivable - Director
        Between February and April 2001, Alan Drizen, the Company's former President, borrowed $1,075,000 from the Company. The amounts borrowed were used by Mr. Drizen to purchase shares of the Company's common stock in an effort to stabilize the share price in the face of extensive short selling of the shares.

        Mr. Drizen had agreed to repay this amount to the Company, together with interest at 6% per year, in accordance with the terms of a promissory note. The note provided for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002.

        Although Mr. Drizen agreed to secure the repayment of this note, the Company's Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of the Company's common stock would be the primary source of funds which would be used to repay the note, did not require Mr. Drizen to secure the repayment of the note. Accordingly, the note from Mr. Drizen was unsecured. During March 2002, Mr. Drizen and the Company agreed that the balance of $548,361 owed by the Company to Mr. Drizen at December 31, 2001, included in amounts due to stockholders, would be offset against the remaining amount due pursuant to Mr. Drizen's promissory note. In addition, two other Directors and stockholders agreed with Mr. Drizen to apply a portion of their receivables from the Company, included in amounts due to stockholders, against the amounts due by Mr. Drizen in an amount sufficient to offset the remaining balance due on Mr. Drizen's promissory note. Following these offset arrangements, Mr. Drizen's promissory note was paid in full.

        As a result of Mr. Drizen's purchases and sales of the Company's common stock between October 2000 and May 2001, the Company was entitled to a recoverable profit of $408,078 from Mr. Drizen, computed in accordance with Section 16(b) of the Securities Exchange Act of 1934. During 2001, this amount was applied to reduce the amount that the Company owed to Mr. Drizen with the offset being to additional paid-in capital.

        During the year ended December 31, 2002, Mr. Drizen exercised options to acquire 2,650,000 shares of the Company's common stock. The total exercise price of these options was $1,537,000. Pursuant to the terms of an agreement, signed in January 2003, with Mr. Drizen, the Company forgave the $627,000 owed by Mr. Drizen and has charged the amount to expense

Note I -          Income Taxes
        The components of the deferred tax asset (liability) at December 31 are as follows:

        ------------------------------------------------------------------------
        December 31,                                          2002        2001
        ------------------------------------------------------------------------

        Net Operating Loss                               $2,188,479   $1,347,713
        Stock Options                                       610,769      456,497
        Patents                                              80,547      160,630
        ------------------------------------------------------------------------
                   Gross Deferred Tax Assets              2,879,795    1,347,713
        ------------------------------------------------------------------------
        Property, Plant and Equipment                        (2,155)     (1,367)
        ------------------------------------------------------------------------
                   Gross Deferred Tax Liabilities            (2,155)     (1,367)
        ------------------------------------------------------------------------
                   Net Deferred Tax Assets                2,877,640    1,963,473
        ------------------------------------------------------------------------
        Valuation Allowance                              (2,877,640) (1,963,473)
        Net Deferred Taxes                              $        --  $       --
        ------------------------------------------------------------------------

                                                                   -continued-

------------------------------------------------------------------------------
L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note I -          Income Taxes - continued

        The net operating loss carryforwards expire in varying amounts from 2013 to 2017. The Company has fully reserved for any future tax benefits from the net operating loss carryforwards and net deferred tax assets since it has not generated any revenues to date.

Note J -          Convertible Notes
        During 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005.

        At the holder's option, the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The initial Conversion Price is $0.29.

        If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

        Upon the occurrence of any of the following events, L.A.M. is required to redeem the notes at a price equal to 120% of the then outstanding principal balance of the notes:

        - the suspension from listing or the failure of L.A.M.'s common stock to be listed on the OTC Bulletin Board for a period of five consecutive trading days; or

            - the effectiveness of the registration statement lapses for any reason or the registration statement is unavailable to the note holders and the lapse or unavailability continues for a period of 15 consecutive trading days, or 25 non-consecutive trading days during any 12 month period, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

            - any representation or warranty made by L.A.M. to the note holders proves to be materially inaccurate or L.A.M. fails to perform any material covenant or condition in its agreement with the note holders.

                - a purchase, tender or exchange offer accepted by the holders of more than 33% of L.A.M.'s outstanding shares of common stock.

                - L.A.M. files for protection from its creditors under the federal Bankruptcy code.

      The Series A warrants allow the holders to purchase 596,590 shares of L.A.M.'s common stock at a price of $0.35 per share at any time prior to November 1, 2007.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable warrant exercise price, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

                                                           -continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note J -          Convertible Notes - continued
        The Series B warrants allow the holders to purchase 1,312,500 shares of L.A.M.'s common stock at a price of $0.80 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $1.20, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series B warrants, to force the holders to exercise the unexercised portion of the Series B warrants.

        The Series C warrants allow the holders to purchase 875,000 shares of L.A.M.'s common stock at a price of $1.20 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.00, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series C warrants, to force the holders to exercise the unexercised portion of the Series C warrants.

        The Series D warrants allow the holders to purchase 656,250 shares of L.A.M.'s common stock at a price of $1.60 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.50, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series D warrants, to force the holders to exercise the unexercised portion of the Series D warrants.

        L.A.M.'s right to force the warrant holders to exercise the Series, B, C and D warrants is subject to a number of conditions, including the following:

                 - there is in effect a registration statement which the holders may use to sell the shares issuable upon the exercise of the warrants.

                - L.A.M.'s common stock is listed for trading on the OTC Bulletin Board

        The conversion premium on the convertible notes at the date of issuance and the number of common share equivalents outstanding are as follows:



        -----------------------------------------------------------------------------

                               Number of                Excess of Fair Value
                             Common Share  Conversion     of Common Stock     Conversion
                              Equivalents     Price       Over Debentures      Premium
        -----------------------------------------------------------------------------

        Issued in 2002        2,380,952     $ 0.294        $ 204,762       $204,762

        -----------------------------------------------------------------------------

        Converted in 2002      (98,640)     $ 0.294

        -----------------------------------------------

        Outstanding at
        December 31, 2002     2,282,312     $ 0.294
        -----------------------------------------------


                                                              - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note J -          Convertible Notes - continued

        The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is recorded as conversion premium and is limited to the amount of the proceeds of the debentures. Accordingly, 204,762 was recorded in 2002 as a charge to conversion premium and a credit to additional paid-in capital in the accompanying financial statements.

        The Company issued convertible debentures during 1999 and 2000 having an aggregate principal balance of $1,252,000 and $2,406,333, respectively. These debentures were unsecured obligations of the Company that matured over twelve months and bore interest at an annualized rate of 9.5% payable at maturity. The debentures were convertible into common shares of the Company at rates from $.50 to $3.00 per share (2 shares to .33 shares for each $1 of principal) at any time, at the option of the holder. The common shares issued on conversion had a restriction as to resale for a period of one year from the date that the original debenture was issued. The Company could also redeem the debentures at any time upon written notice and payment to the holder of all unpaid principal and interest. The debentures were not subject to any sinking fund requirements. Debentures in the amount of $2,060,083 were converted during 2000 into 3,319,430 shares of the Company's common stock. On August 9, 2001, the conversion terms for all debentures then outstanding were revised. The number of shares to be issued upon conversion of the notes, plus any accrued interest would be determined by dividing the amount to be converted by $0.52. Note holders who agreed to convert on these revised terms were also granted options to purchase shares of the Company's common stock equal to 10% of the number of shares resulting from conversion. The options are exercisable immediately at $0.58 per share and expire in August 2002. During 2001, $1,489,750 of the remaining debentures were converted to 853,167 shares with such debenture holders receiving an additional 3,106,502 common shares and options to purchase 424,493 shares of the Company's common stock. An additional conversion premium of $1,057,844 was recognized in 2001 related to the revision of terms. During 2001, debentures with a principal amount of $108,500 were repaid.

        The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is recorded as conversion premium and is limited to the amount of the proceeds of the debentures. Accordingly, $2,395,093 and $1,252,000 was recorded in 2000 and 1999, respectively, as a charge to conversion premium and a credit to additional paid-in capital in the accompanying financial statements.

Note K -      Share and Option Grants
        The Company has stock option plans under which employees, non-employee directors, consultants and investors may be granted options to purchase shares of the Company's common stock. Options have varying vesting and expiration dates.

        The Company has elected to follow APBO No. 25 and related Interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of

                                                           -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note K -      Share and Option Grants - continued
         compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. Stock options and awards made to investors and consultants are subject to the provisions of SFAS No. 123.

        Employees
        During 2002, the Company granted stock options for 485,000 shares of common stock to employees as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. In accordance with APBO 25, the Company recognized compensation expense of $71,934 as a charge against operations during 2002 for the difference between the fair value and the exercise price of the common stock at the date of grant. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:


                                           For the year ended
                                              December 31,
                                            2002       2001
                                         -----------------------

                      Net loss
                         As reported     $6,299,217  $8,398,760
                         Pro forma       $6,339,006  $8,398,760
                      Earnings per share
                         As reported       $ 0.26     $ 0.53
                         Pro forma         $ 0.26     $ 0.53


        Consultants
        During 2002 and 2001 the Company granted stock options for 1,517,000 and 1,710,000 shares, respectively, of common stock to consultants as compensation for services rendered. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $358,612, and $100,125, respectively, for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        Directors
        During 2002 and 2001, the Company granted additional stock options for 2,000,000 and 4,275,000 shares, respectively, of common stock to directors as compensation for services rendered. In accordance with SFAS No. 123, the Company recognized compensation expense during 2002 and 2001 of $878,000 and $2,199,375, respectively, for the fair value of the options at the date of the grant using a Black Scholes option-pricing model.

        Investors
        During 2001, the Company granted stock options for 5,005,000 shares of common stock to investors. In accordance with SFAS No. 123, the Company recognized compensation expense during 2001 of $565,025 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

                                                            -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note K - Share and Option Grants - continued The following assumptions were used:

        ------------------------------------------------------------------------
        December 31,                                      2002       2001
        ------------------------------------------------------------------------

        Weighted Average Fair Value of                    $0.39    $ 0.26
        Options
        Weighted Average Exercise Price                   $0.67    $ 0.78
        Expected Market Volatility                          9.4%      7.0%
        Risk Free Interest Rate                            4.37%     4.76%
        Expected Life (Years)                               5.0       5.0
        Expected Dividend Yield                               0%        0%
        ------------------------------------------------------------------------

        Stock option transactions for the two years ending December 31, 2002 are summarized as follows:

        ------------------------------------------------------------------------
                                                                Weighted Average
                                                 Outstanding     Exercise Price
        ------------------------------------------------------------------------

        At December 31, 2000                       2,394,466            $ 2.84
        Granted                                   11,616,993            $ 0.73
        Exercised                                   (173,000)           $ 0.65
        Forfeited/Expired                           (992,966)           $ 2.26
        ------------------------------------------------------------------------

        At December 31, 2001                      12,845,493            $ 0.80
        Granted                                    4,002,000            $ 0.71
        Exercised                                 (5,083,975)           $ 0.58
        Forfeited/Expired                           (224,018)           $ 1.72
        ------------------------------------------------------------------------

        At December 31, 2002                      11,539,500            $ 0.80
        ------------------------------------------------------------------------

        The following table summarizes information about fixed stock options outstanding at December 31, 2002:

        ----------------------------------------------------------------------
                             Options Outstanding         Options Exerciseable
                                  Weighted    Weighted             Weighted
                        Shares     Average     Average    Shares    Average
          Range of    Under       Remaining   Exercise   Under     Exercise
          Exercise      Option      Life        Price     Option     Price
           Prices
        ----------------------------------------------------------------------

     $ 0.58 - $1.00   10,789,500    5.02       $ 0.64    9,884,500   $ 0.62
     $ 1.25 - $2.50      325,000    3.70       $ 2.19      325,000   $ 3.70
     $ 2.75 - $4.00      400,000    2.32       $ 3.56      400,000   $ 2.32
              $7.50       25,000     0.12       $ 7.50      25,000   $ 0.12
     -------------------------------------------------------------------------

                                                             -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note K -          Share and Option Grants - continued
        .
        During 2002 and 2001, the Board of Directors authorized the repricing of options to purchase shares of common stock at rates ranging from $0.58 and $2.00 and $0.58 to $0.90, respectively. Of the options repriced in 2002, 25,000 also had the expiration dated extended by 12 months. All options repriced in 2001 maintained the same expiration terms. Approximately 225,000 and 1,930,000 options, respectively were repriced under this program, which accounted for approximately 2% and 15%, respectively of options outstanding as of December 31, 2002 and 2001. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $1,600 and $323,125, respectively for the fair value of the options at the date they were repriced using a Black Scholes option-pricing model.

        During 2002 and 2001, the Board of Directors authorized the extension of expiration dates of options to purchase shares of common stock. The extensions were for periods ranging from 12 months to 36 months and 12 months to 24 months, respectively. Approximately 3,090,000 and 452,500 options, respectively were extended under this program, which accounted for approximately 27% and 4%, respectively, of options outstanding as of December 31, 2002 and 2001. In accordance with SFAS 123, the Company recognized compensation expense during 2002 and 2001 of $70,980 and $30,813, respectively for the fair value of the options at the date their expiration date was extended using a Black Scholes option-pricing model.

        In 2002 and 2001, the Company granted awards of 2,346,500 and 1,213,900, respectively, of common stock as compensation to outside consultants. The Company has charged operations in 2002 and 2001 for the fair value of the common stock awarded on the date of the grants in the amount of $1,147,927 and $1,047,207, respectively.

Note L -    Equity Line of Credit Agreement
        On January 24, 2001, the Company entered into an equity line of credit agreement with Hockbury Limited in order to establish a source of funding for the development of the Company's technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility. The Company issued 1,053,177 shares of common stock and received $971,000 in net proceeds under the equity line of credit agreement.

        On July 22, 2002 the Company terminated the equity line of credit agreement with Hockbury Limited. As consideration for the cancellation of the agreement, the Company re-priced the warrants held by Hockbury Limited to purchase 482,893 shares of common stock from a price of $4.56 per share to $1.35 per share. This re-pricing had no effect on operations for the year ended December 31, 2002. The warrants may be exercised at any time prior to January 24, 2004.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


Note M - Common Stock
        The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

        Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until the Company is profitable.

        Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.


Note N - Lease Arrangements
        The Company leases office space and a research facility under operating leases which expire at various dates through 2004. The leases require the payment of property and business taxes, insurance and maintenance costs in addition to rental payments.

        Future minimum payments are as follows:

              2003         2004        2005         2006        2007       Total
        ------------------------------------------------------------------------
          $ 76,636     $ 37,400         $--          $--         $--   $ 114,036
        ------------------------------------------------------------------------

        Rent expense under operating leases was $63,811 and $66,965 for the years ended December 31, 2002 and 2001, respectively.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note O - Contingencies
         An investor relations firm formerly used by the Company filed a claim against the Company with the American Arbitration Association. The claim alleges that the Company failed to pay the investor relations firm in accordance with the terms of an agreement between the parties. On March 26, 2003 a hearing was held before an arbitrator regarding this matter. At the hearing the investor relations firm claimed damages from the Company in the amount of approximately $600,000 as a result of the Company's breach of the agreement. In contrast, the Company contends that the investor relations firm did not provide the services required by the agreement and as a result no additional amounts are due to the investor relations firm. A decision by the arbitrator is expected by April 30, 2003.

         While management is not able at the present time to determine the outcome of these matters, based upon information currently available, management presently believes that the probability is remote that its resolution will have a material adverse effect on the Company's financial position or results of operations.

Note P - Related Party Transactions
        A director and shareholder of the Company is a partner in the law firm that acts as counsel and patent attorneys to the Company. The Company incurred legal fees and expenses to the law firm in the amount of approximately $229,000 and $244,000 in 2002 and 2001, respectively.

Note Q - Concentrations
        The Company recorded its first sales in August 2002. During 2002, the largest customer accounted for 60% of net sales. As the Company has just begun to sell its products, the Company does not believe that they are dependent on the current customer base for future sales.


Note R - Subsequent Events
        On February 4, 2003 the Company signed a binding Letter of Intent to acquire selected assets of Actium Pharmaceuticals, Inc., a Delaware corporation. Upon further due diligence, both parties agreed not to move forward witht the transaction

        On January 10, 2003, L.A.M. issued 750,000 options at an exercise price of $0.58 to Mr. Drizen pursuant to an agreement signed on January 4, 2003. The 750,000 options have a vesting date of July 15, 2003 and expire on July 15, 2008. These options will have no impact on the statement of operations for the first quarter of 2003.

                          L.A.M. PHARMACEUTICAL, CORP.

                            (A DELAWARE CORPORATION)
                               Lewiston, New York

                      -------------------------------------
                                FINANCIAL REPORTS
                                       AT
                                 March 31, 2003
                      -------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York


TABLE OF CONTENTS
-----------------------------------------------------------------------------


Independent Accountants' Report on Interim Financial Information       F-2

Balance Sheets at March 31, 2003 (Unaudited) and December 31, 2002     F-3

Statements of Changes in Stockholders' Equity (Deficit) for the
Three Months Ended March 31, 2003 and 2002 (Unaudited)                 F-4

Statements of Operations for the Three Months Ended March 31, 2003
and 2002 (Unaudited)                                                   F-5

Statements of Cash Flows for the Three Months Ended March 31, 2003
and 2002 (Unaudited)                                               F-6 to F-7

Notes to Financial Statements                                      F-8 to F-9

                         INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders
L.A.M. Pharmaceutical, Corp.
 (A Delaware Corporation)
Lewiston, New York

      We have reviewed the accompanying balance sheet of L.A.M. Pharmaceutical, Corp. as of March 31, 2003, and the related statements of changes in stockholders' equity (deficit), operations, and cash flows for the three months ended March 31, 2003 and 2002. These financial statements are the responsibility of the Company's management.

      We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

      We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of L.A.M. Pharmaceutical, Corp. as of December 31, 2002 (presented herein), and the related statements of changes in stockholders' equity (deficit) (presented herein), operations, and cash flows (not presented herein) for the year then ended; and in our report dated February 27, 2003, except for Note O, as to which the date is March 27, 2003, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2002 and the related statement of stockholders' equity (deficit) for the year then ended is fairly stated, in all material respects. No auditing procedures have been performed subsequent to the date of our report.



/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
  May  6, 2003

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                       (Unaudited)
                                                         March 31,  December 31,
                                                           2003        2002
--------------------------------------------------------------------------------
ASSETS

Current Assets
Cash and Cash Equivalents                               $  117,992   $  210,214
Accounts Receivable                                          9,577       13,643
Inventory                                                  533,615      550,085
Prepaid Expenses                                             9,731        6,686
--------------------------------------------------------------------------------
Total Current Assets                                       670,915      780,628

Property and Equipment - Net of Accumulated Depreciation   119,288      124,958

Other Assets
Patents and Trademarks - Net of Accumulated Amortization   564,042      546,631
--------------------------------------------------------------------------------
Total Assets                                            $1,354,245   $1,452,217
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses                   $  997,470   $  866,164
Due to Stockholders - due within one year                  139,390            -
Accrued Arbitration Settlement                             600,000            -
Convertible Notes                                          160,400      671,000
--------------------------------------------------------------------------------
Total Current Liabilities                                1,897,260    1,537,164

Other Liabilities
Due to Stockholders - due after one year                   164,037      164,037
Deferred Royalty Revenue                                   207,360      207,360
--------------------------------------------------------------------------------
Total Liabilities                                        2,268,657    1,908,561
--------------------------------------------------------------------------------
Stockholders' Equity (Deficit)
Common Stock - $.0001 Par; 50,000,000 Shares Authorized;
               29,583,146 and 27,511,412 Shares
               Issued and Outstanding, Respectively          2,958        2,751
Additional Paid-In Capital                              24,513,619   24,054,187
Deficit Accumulated During Development Stage           (25,430,989) (24,513,282)
--------------------------------------------------------------------------------
Total Stockholders' Deficit                               (914,412)    (456,344)
--------------------------------------------------------------------------------

Total Liabilities and Stockholders' Deficit             $1,354,245   $1,452,217
--------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)




----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Deficit
                                                                                                   Accumulated    Total
                                                                      Additional       Loan          During    Stockholders'
                                                Number       Common    Paid-In      Receivable -   Development    Equity
                                              of Shares      Stock     Capital    Director/Officer    Stage      (Deficit)
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001                  19,784,520      $1,978   $17,964,009   $ (640,000) $(18,214,065)  $ (888,078)

Capital Contribution - Interest Expense              --          --        10,070           --            --       10,070
Stock Options Granted -
  Compensation for Services Rendered                 --          --       948,600           --            --       948,600
Stock Options Exercised                       2,055,000         206     1,191,744           --            --     1,191,950
Sale of Shares Under the Equity Line of
Credit Agreement                                143,185          14        91,986           --            --        92,000
Receivable on Option Exercise                        --          --      (104,000)          --            --      (104,000)
Loan Repayments from Director/Officer                --          --            --      640,000            --       640,000
Net Loss for the Period (Unaudited)                  --          --            --           --    (1,475,298)   (1,475,298)
--------------------------------------------------------------------------------------------------------------------------

Balance - March 31, 2002 (Unaudited)         21,982,705      $2,198  $ 20,102,409    $      --  $(19,689,363)  $  415,244
--------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2002                  27,511,412      $2,751  $ 24,054,187    $      --  $(24,513,282)  $ (456,344)

Capital Contribution - Interest Expense              --          --         2,153           --            --         2,153
Stock Options Granted -
  Compensation for Services Rendered                 --          --        10,440           --            --        10,440
Common Shares Issued -
  Compensation for Services Rendered            335,000          33      (79,295)           --            --      (79,262)
Receivable on Option Exercise                        --          --        15,708           --            --         15,708
Conversion of Convertible Notes               1,736,734         174       510,426           --            --       510,600
Net Loss for the Period (Unaudited)                  --          --            --           --      (917,707)     (917,707)
--------------------------------------------------------------------------------------------------------------------------

Balance - March 31, 2003 (Unaudited)         29,583,146     $ 2,958  $ 24,513,619     $     --  $(25,430,989)   $ (914,412)
--------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York



STATEMENTS OF OPERATIONS (UNAUDITED)
---------------------------------------------------------------
                                         Three Months Ended
                                             March 31,
                                      -------------------------

                                            2003        2002
---------------------------------------------------------------
Revenues

Net Sales                             $   30,844        $  --
---------------------------------------------------------------
                                          30,844           --

Expenses
Cost of Sales                              6,788           --
General and Administrative               159,997      215,755
Marketing and Business Development       152,105      161,540
Research and Development                  79,323      124,624
---------------------------------------------------------------
                                         398,213      501,919
Financial Accounting Expenses
  Not Requiring the Use of Cash During the
Period:
Depreciation and Amortization             16,867       14,145
Interest Expense                           2,293       10,634
Share and Option Grants to Officers,
Directors
   Investors and Consultants             (68,822)     948,600
---------------------------------------------------------------
Total Expenses                           348,551    1,475,298

Other Expenses
Provision for Arbitration Settlement     600,000           --
---------------------------------------------------------------
Total Other Expenses                     600,000           --

Net Loss for the Period              $  (917,707) $(1,475,298)
---------------------------------------------------------------
Loss per Common Share - Basic and
Diluted                              $     (0.03) $     (0.07)
---------------------------------------------------------------
Weighted Average Number
  of Common Shares Outstanding -
       Basic and Diluted              29,267,371   21,148,294
---------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CASH FLOWS (UNAUDITED)
---------------------------------------------------------------------

                                             Three Months Ended
                                                  March 31,
                                          ---------------------------

                                             2003          2002
---------------------------------------------------------------------

Cash Flows from Operating Activities

Net Loss for the Period                    $ (917,707)  $(1,475,298)

Adjustments to Reconcile Net Loss for
the Period
  to Net Cash Flows from Operating
Activities:
Depreciation and Amortization                  16,867        14,145
Capital Contributions:
Deemed Interest Expense on
    Loans from Stockholders                     2,153        10,070
Share and Option Grants - Officers,
    Directors, Investors, and
Consultants                                   (68,822)      948,600

Changes in Assets and Liabilities:
Accounts Receivable                             4,066            --
Inventory                                      16,470         4,250
Prepaid Expenses                               (3,045)     (191,193)
Accounts Payable and Accrued Expenses         131,306         8,791
Accrual for Arbitration Settlement            600,000             -
---------------------------------------------------------------------
Net Cash Flows from Operating Activities     (218,712)     (680,635)
---------------------------------------------------------------------
Cash Flows from Investing Activities
Purchases of Property and Equipment            (1,495)       (1,682)
Purchases of Patents and Trademarks -
Net                                           (27,113)      (66,100)
---------------------------------------------------------------------
Net Cash Flows from Investing Activities      (28,608)      (67,782)
---------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from Exercise of Stock Options        15,708       912,950
Proceeds from Sale of Shares Under the
  Equity Line of Credit Agreement                   -        92,000
Advances from  Stockholders                   139,390           433
---------------------------------------------------------------------
Net Cash Flows from Financing Activities      155,098     1,005,383
---------------------------------------------------------------------
Net Change in
  Cash and Cash Equivalents                   (92,222)      256,966
Cash and Cash Equivalents - Beginning
of Period                                     210,214        11,284
---------------------------------------------------------------------
Cash and Cash Equivalents - End of          $ 117,992     $ 268,250
Period
---------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
---------------------------------------------------------------------

                                             Three Months Ended
                                                  March 31,
                                          ---------------------------

                                             2003          2002
---------------------------------------------------------------------

Non-Cash Investing and Financing Activities
--------------------------------------------------------------------
Exercise of Stock Options                  $       --     $ 279,000
Offsetting of Stockholders Receivable
and Payables                               $       --     $ 728,000
Debentures Converted to Common Stock       $  510,600     $       -
--------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE
--------------------------------------------------------------------
Interest Paid                              $       --     $      --
Income Taxes Paid                          $       --     $      --
--------------------------------------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note A - Basis of Presentation
        The condensed financial statements of L.A.M. Pharmaceutical, Corp. (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Form 10-KSB, and other reports filed with the SEC.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include non-recurring expenses associated with market launch of new products, costs incurred to raise capital, acquisitions of patents and trademarks, and stock options and awards.

Note B - Accounting Policies

        Revenue Recognition
        The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable when the product has been shipped to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns.

        Method of Accounting
        The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Note C - Inventory
        Inventories at March 31, 2003 consisted of the following:

        -------------------------------------------------------------------
        IPM Wound Gel(TM)                                       $ 522,990
        Raw Materials                                              10,625
        -------------------------------------------------------------------

        Inventories                                             $ 533,615
        -------------------------------------------------------------------

------------------------------------------------------------------------------
Note D - Share and Option Grants The Company has stock option plans under which employees, non-employee directors, consultants and investors may be granted options to purchase shares of the Company's common stock. Options have varying vesting and expiration dates.

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its stock option plans. During the second quarter of fiscal 2003, the Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure".

                                                                     -continued-

L.A.M. PHARMACEUTICAL, CORP.
(A DELAWARE CORPORATION)
Lewiston, New York

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note D - Share and Option Grants - continued

        The following table illustrates the effect on net earnings and earnings per share had the Company adopted the fair value based method of accounting for stock-based employee compensation for all periods presented:

                                          For the three months
                                            ended March 31,
                                            2003       2002
                                         -----------------------

                      Net loss
                         As reported     $  917,707   $1,475,298
                         Pro forma       $  909,708   $1,475,298
                      Earnings per share
                         As reported     $     0.03   $     0.07
                         Pro forma       $     0.03   $     0.07


Note E -    Subsequent Events

        In May 2003, the Company learned that the American Arbitration Association awarded damages in the amount of approximately $600,000 to an investor relations firm formerly used by the Company due to an alleged breach of contract. The arbitration decision did not specify a due date for the award. The investor relations company has contacted the Company indicating that they would like to reach a negotiated settlement that would not result in any damage to the Company's prospects. The Company believes that the settlement may be made through the issuance of shares rather than a cash payment or possibly a reduced amount of cash and or shares. In addition, payment may be delayed to a future date or may be structured to occur over time. At present, the outcome of this settlement is not determinable and accordingly the Company has accrued the entire amount as an expense and liability in the financial statements for the quarter ended March 31, 2003.

                                    TABLE OF CONTENTS

                                                                     Page
PROSPECTUS SUMMARY ...............................
RISK FACTORS......................................
COMPARATIVE SHARE DATA  ..........................
MARKET FOR COMMON STOCK ..........................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION........................
BUSINESS..........................................
MANAGEMENT .......................................
PRINCIPAL SHAREHOLDERS............................
SELLING SHAREHOLDERS..............................
DESCRIPTION OF SECURITIES.........................
LEGAL PROCEEDINGS.................................
EXPERTS...........................................
INDEMNIFICATION ..................................
AVAILABLE INFORMATION.............................
FINANCIAL STATEMENTS..............................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by L.A.M. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made in this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of L.A.M. since such date.

                                     PART II

                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and L.A.M.'s Certificate of Incorporation and Bylaws provide that we may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

         SEC Filing Fee                                        $     28
         Blue Sky Fees and Expenses                                 500
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 15,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   3,972
                                                              ---------
                  TOTAL                                         $25,000
                                                              =========

         All expenses other than the SEC and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

      A. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC ("LAM") for 6,000,000 shares of L.A.M.'s common stock. At the time of acquisition LAM had the rights to the proprietary drug delivery technology and pharmaceuticals that are being developed by L.A.M.

      B. In September 1998, L.A.M. sold 3,930,000 shares of its common stock to twelve persons for $39,300, or $0.01 per share, and sold 63,000 shares of its common stock to 61 persons for $6,300, or $0.10 per share. Between October 1998 and October 1999 L.A.M. sold 399,500 shares of its common stock to 18 persons for $399,500, or $1.00 per share.

      C. Between June 1999 and February 2000, L.A.M. sold convertible notes in the principal amount of $1,517,000 to 29 persons. The notes were unsecured, bore interest at 9.5% per year, and were due and payable at various dates between June 2000 and February 2001. At the option of the holder, each $1.00 of unpaid note principal was convertible into two shares of L.A.M.'s common stock.

D. Between June and July 2000 L.A.M. sold convertible notes in the principal amount of $130,500 to 12 persons. The notes were unsecured and bore interest at 9.5% per year and were due and payable at various dates between June and July 2001. At the option of the holder, each $1.00 of (unpaid note) principal was convertible into .33 shares of L.A.M.'s common stock. In August 2001, L.A.M. increased the number of shares issuable upon conversion to 1.916 shares of unpaid note principal and grant options, expiring August 25, 2002, to purchase 1 further share of L.A.M's common stock for each 10 shares issued on conversion.

E. Between August and November 2000 L.A.M. sold convertible notes in the principal amount of $2,070,333 to 34 persons. The notes were unsecured and bore interest at 9.5% per year, and were due and payable at various dates between August and November 2001. At the option of the holder, each $1.00 of unpaid principal was convertible into .57 shares of L.A.M.'s common stock. In August 2001, L.A.M. increased the number of shares issuable upon conversion to 1.916 shares of unpaid note principal and grant options, expiring August 25, 2002, to purchase 1 further share of L.A.M's common stock for each 10 shares issued on conversion.

F. During the year ended December 31, 2000 L.A.M. issued 3,319,430 shares of common stock upon the conversion of certain of the notes described in C, D and E above.

G. Between July and December 2000 L.A.M. issued 287,000 shares of common stock to thirteen persons as a result of the exercise of options held by such persons.

H. During January 2001 L.A.M. issued 73,000 shares of common stock to two persons as a result of the exercise of options held by these persons.

I. In January 2001 L.A.M. issued 10,000 shares of common stock to one person for services rendered.

J. In January 2001 L.A.M. issued warrants to Hockbury Limited and GKN Securities Corp. These warrants are described in more detail in Part I of this Registration Statement.

K. During the year ending December 31, 2001, L.A.M. issued 3,959,669 shares of L.A.M.'s common stock upon conversion of certain of the notes referenced in Notes D and E above.

L. During the year ended December 31, 2002 the Company issued 1,796,500 shares of its common stock to nine persons for services rendered.

      The sales of the shares referenced in Note B were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission. At the time of these sales L.A.M. was not subject to the reporting requirements of the Securities Exchange Act of 1934 and the total amount received by L.A.M. from the sale of these shares was less than $1,000,000. No underwriters were involved with the sale of these securities and no commissions or other forms of remuneration were paid to any person in connection with these sales.

      The sale of the common stock, convertible notes and warrants referenced in Notes A, C, D, E, G, H, I, J and L were exempt transactions under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering. The shareholders of LAM and the holders of the convertible notes acquired these securities for investment purposes only and without a view to distribution. At the time, the shareholders of L.A.M. and the holders of the convertible notes acquired these securities, all were fully informed and advised about matters concerning L.A.M., including its business, financial affairs and other matters. The shareholders of LAM and the holders of the convertible note acquired the securities for their own account. The certificates evidencing the securities purchased by the shareholders of LAM bear a legend stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares purchased by the shareholders of LAM and the holders of the convertible note are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission. Although no underwriters were involved with the sale of these securities, L.A.M. paid sales commissions of $381,300 to an unrelated third party in connection with the sale of its convertible notes.

      The issuance of the shares referenced in Notes F and K were exempt pursuant to Section 3(a)9 of the Securities Act of 1933.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit
Number         Exhibit Name                                     Page Number
-------        ------------                                     -----------

Exhibit 2     Plan of Acquisition, Reorganization,
              Arrangement, Liquidation, etc.                       None

Exhibit 3     Articles of Incorporation and Bylaws                  (1)
                                                                ------------

Exhibit 4     Instruments Defining the Rights of
              Security Holders

 Exhibit 4.1  Incentive Stock Option Plan                           (3)
                                                                ------------

 Exhibit 4.2  Non-Qualified Stock Option Plan (as amended)          (3)
                                                                ------------

 Exhibit 4.3  Stock Bonus Plan (as amended)                         (3)
                                                                ------------

Exhibit 5     Opinion of Counsel
                                                                ------------

Exhibit 9     Voting Trust Agreement                               None

Exhibit 10    Material Contracts

 Exhibit 10.1 Agreements with Ixora Bio-Medical Co. Inc.            (1)
                                                                ------------

 Exhibit 10.2 Common Stock Purchase Agreement
              with Hockbury Limited                                 (2)
                                                                -------------

 Exhibit 10.3 Stock Purchase Warrant issued to Hockbury Limited     (2)
                                                                -------------

 Exhibit 10.4 Stock Purchase Warrant issued to GKN
              Securities Corp. and certain employees of
              GKN Securities Corp.                                  (2)
                                                                -------------

 Exhibit 10.5 Securities Purchase Agreement (together with
              Schedule required by Instruction 2 to Item
              601 Regulation S-K)                                   (3)
                                                                -------------

Exhibit 15    Letter on Unaudited Interim Financial Information  __________

Exhibit 23.1  Consent of attorneys                              -------------

Exhibit 23.2Consent of accountants                               __________

(1) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form 10-SB.
(2) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form SB-2 (Commission File No. 333-56390).
(3) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form SB-2 (Commission File No. 333-101676).

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any Prospectus required by Section l0 (a)(3) of the Securities Act of l933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on the 18th day of July, 2003.

                                  L.A.M. PHARMACEUTICALS, CORP.


                                  By:  /s/ Joseph Slechta
                                       -------------------------------------
                                       Joseph Slechta, President, Chief
                                       Executive Officer and Principal Financial
                                       Officer


         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Joseph Slechta
------------------
Joseph Slechta                      Director               July 18, 2003


/s/ Peter Rothbart
------------------
Peter Rothbart                      Director               July 18, 2003


/s/ Gary M. Nath
------------------
Gary M. Nath                        Director               July 18, 2003

                           L.A.M. PHARMACEUTICAL, CORP.

                                    FORM SB-2

                                    EXHIBITS